                                                                     EXHIBIT 2.5

                       STOCK AND ASSET PURCHASE AGREEMENT
                            FOR WET PRODUCTS DIVISION

                                  by and among

                            MATTSON TECHNOLOGY, INC.

                           MATTSON INTERNATIONAL, INC.

                           MATTSON WET PRODUCTS, INC.

                        MATTSON TECHNOLOGY FINANCE, INC.

                                       and

                          SCP GLOBAL TECHNOLOGIES, INC.

                                February 12, 2003

                                TABLE OF CONTENTS

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
ARTICLE I. PURCHASE AND SALE OF STOCK AND ASSETS............................................................2
     1.1    Purchase and Sale of Transferred Shares.........................................................2
     1.2    Purchase and Sale of Assets.....................................................................2
     1.3    Transfer of Assumed Contracts and Assumed Liabilities...........................................2
     1.4    Purchase Price..................................................................................3
     1.5    Closing.........................................................................................6
     1.6    Effective Time..................................................................................6
     1.7    Allocation of Purchase Price....................................................................6
     1.8    No Tax Election.................................................................................6
     1.9    Transfer of Mattson Wet Products GmbH to Mattson Cayman.........................................6

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF MATTSON.......................................................6
     2.1    Due Incorporation...............................................................................7
     2.2    Due Authorization...............................................................................8
     2.3    Non-Contravention; Consents and Approvals.......................................................8
     2.4    Capital Structure...............................................................................9
     2.5    Financial Statements; Undisclosed Liabilities; Other Documents.................................11
     2.6    No Material Adverse Effects or Changes.........................................................11
     2.7    Properties.....................................................................................11
     2.8    Title to Assets................................................................................12
     2.9    Intellectual Property..........................................................................12
     2.10   Insurance......................................................................................14
     2.11   International Employee Plans...................................................................14
     2.12   United States Employee Matters and ERISA.......................................................14
     2.13   Labor and Pension Matters......................................................................16
     2.14   Tax Returns and Audits.........................................................................17
     2.15   Environmental Matters..........................................................................20
     2.16   Litigation.....................................................................................20
     2.17   Compliance with Applicable Laws................................................................21
     2.18   Contracts; No Defaults.........................................................................21
     2.19   Change in Control and Severance Payments.......................................................22
     2.20   Operations of the Directly Transferred Subsidiaries............................................22
     2.21   Adequacy of Assets.............................................................................22
     2.22   Inventory......................................................................................22
     2.23   Customers and Suppliers........................................................................23
     2.24   Banking Relationships..........................................................................23
     2.25   Managers; Powers of Attorney...................................................................23
     2.26   Accounts Receivable............................................................................23
     2.27   Broker's/Finder's Fees.........................................................................23

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER.......................................................24
     3.1    Due Incorporation and Due Authorization........................................................24

                                TABLE OF CONTENTS
                                   (continued)

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     3.2    Non-Contravention; Consents and Approvals......................................................24
     3.3    Compliance with Applicable Laws................................................................25
     3.4    Litigation.....................................................................................25
     3.5    Brokers and Finders............................................................................25
     3.6    Investment Company Act.........................................................................26
     3.7    Investment.....................................................................................26

ARTICLE IV. CONDUCT PRIOR TO THE CLOSING...................................................................26
     4.1    Conduct of Business of Mattson Subsidiaries....................................................26
     4.2    Intercompany Accounts and Cash Balances of the Mattson Subsidiaries............................29
     4.3    Certain Employees of the Mattson Subsidiaries..................................................29

ARTICLE V. ADDITIONAL AGREEMENTS AND COVENANTS.............................................................30
     5.1    Covenant to Satisfy Conditions.................................................................30
     5.2    Employee Benefits..............................................................................30
     5.3    Continuation of Business.......................................................................31
     5.4    Access to Information..........................................................................31
     5.5    Confidentiality................................................................................32
     5.6    Public Disclosure..............................................................................32
     5.7    Regulatory Approval; Further Assurances........................................................32
     5.8    Legal Requirements.............................................................................34
     5.9    Conveyance Taxes...............................................................................34
     5.10   Non-Solicitation of Employees..................................................................34
     5.11   Noncompetition Agreement.......................................................................35
     5.12   Access to Business Records.....................................................................36
     5.13   Reimbursement for FSI Litigations..............................................................36
     5.14   Special Accounts; Payments under Customer Contracts............................................36
     5.15   Transition Services Agreement..................................................................36
     5.16   2001 and 2002 Taxes and Financial Statements...................................................36
     5.17   Termination of Profit Transfer Agreement.......................................................37
     5.18   Silicon Integrated Systems Claims..............................................................38
     5.19   Auction Process................................................................................39
     5.20   DNS Settlement.................................................................................39
     5.21   ERM Invoice....................................................................................39

ARTICLE VI. CONDITIONS TO THE ACQUISITION..................................................................39
     6.1    Conditions to Each Party's Obligation to Consummate the Acquisition............................39
     6.2    Conditions to Obligations of Buyer.............................................................40
     6.3    Conditions to Obligations of Mattson...........................................................41

ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER.............................................................42
     7.1    Termination....................................................................................42

                                       ii

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                                TABLE OF CONTENTS
                                   (continued)

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     7.2    Amendment......................................................................................43
     7.3    Extension; Waiver..............................................................................43
     7.4    Notice of Termination..........................................................................43

ARTICLE VIII. INDEMNIFICATION..............................................................................44
     8.1    Indemnification................................................................................44
     8.2    Claims.........................................................................................46
     8.3    Resolution of Conflicts and Arbitration........................................................46
     8.4    Third-Party Claims.............................................................................47
     8.5    Exclusivity Of Indemnification Remedies........................................................48

ARTICLE IX. GENERAL PROVISIONS.............................................................................48
     9.1    Notices........................................................................................48
     9.2    Counterparts...................................................................................49
     9.3    Entire Agreement; Nonassignability.............................................................49
     9.4    Severability...................................................................................49
     9.5    Remedies Cumulative............................................................................49
     9.6    Expenses.......................................................................................49
     9.7    United States Dollars..........................................................................50
     9.8    Governing Law..................................................................................50
     9.9    Consent to Jurisdiction........................................................................50
     9.10   Rules of Construction..........................................................................50
     9.11   Third Party Beneficiaries......................................................................50
     9.12   Construction of Certain Terms and Phrases......................................................50

                       STOCK AND ASSET PURCHASE AGREEMENT
                            FOR WET PRODUCTS DIVISION

        THIS STOCK AND ASSET PURCHASE AGREEMENT FOR WET PRODUCTS DIVISION (this "Agreement"), dated as of February 12, 2003, is entered into by and among Mattson Technology, Inc., a Delaware corporation ("Mattson"), Mattson International, Inc., a Delaware corporation ("MII"), Mattson Wet Products, Inc., a Pennsylvania corporation ("WPI"), Mattson Technology Finance, Inc., a Pennsylvania corporation ("MTF"), and SCP Global Technologies, Inc., an Idaho corporation ("Buyer"). Capitalized terms used in this Agreement have the defined meanings provided in Exhibit A attached to this Agreement or elsewhere in the body of this Agreement.

                                    RECITALS

        A. Mattson owns directly or indirectly all of the issued and outstanding shares of capital stock of each of the Mattson subsidiaries listed on Exhibit B attached to this Agreement and incorporated herein by reference (the "Mattson Subsidiaries"). MII and WPI are each a direct wholly-owned subsidiary of Mattson. MII owns all of the issued and outstanding shares of capital stock of Mattson Technology Cayman, Ltd., a Cayman Island corporation ("Mattson Cayman"). WPI owns all of the issued and outstanding shares of capital stock of MTF and certain assets and contractual rights and obligations that will be transferred to Buyer pursuant to this Agreement. MTF owns all of the issued and outstanding shares of capital stock of Mattson Technology IP, Inc., a Delaware corporation ("Mattson IP").

        B. The Mattson Subsidiaries are engaged in the business of developing, manufacturing, selling and servicing wet surface preparation products for the preparation and cleaning of semiconductor wafers (the "Wet Business").

        C. Mattson desires to sell, and Buyer desires to purchase, the Wet Business, on the terms and conditions set forth in this Agreement (the "Acquisition").

        D. In order to effect the Acquisition, Mattson and Buyer desire to enter into a transaction pursuant to which: (1) Buyer will directly or indirectly acquire (a) 100% of the issued and outstanding capital stock, equity ownership or its equivalent (which, for purposes of this Agreement, will be referred to as "capital stock") of Mattson IP and Mattson Cayman (each, a "Directly Transferred Subsidiary", and together, the "Directly Transferred Subsidiaries") and (b) assets used in the Wet Business and owned by Mattson and WPI, but not owned by the Directly Transferred Subsidiaries, and (2) Mattson or its subsidiaries will assign and Buyer or its subsidiaries will assume certain contractual obligations relating to the Wet Business. The Directly Transferred Subsidiaries together with Mattson Wet Products GmbH ("Wet Products GmbH") are, collectively, the "Transferred Subsidiaries".

        NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, Mattson, MII, WPI, MTF and Buyer agree as follows:

                                   ARTICLE I.

                      PURCHASE AND SALE OF STOCK AND ASSETS

        1.1 Purchase and Sale of Transferred Shares. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, Mattson, MII, WPI and MTF shall sell and Buyer shall purchase all of the right, title and interest of Mattson, MII, WPI and MTF in and to 100% of the issued and outstanding capital stock of Mattson IP and 100% of the issued and outstanding capital stock of Mattson Cayman. The capital stock of the Directly Transferred Subsidiaries is referred to herein as the "Transferred Shares."

        1.2 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, Mattson and WPI shall sell, assign, transfer and convey and deliver to Buyer, and Buyer shall purchase from Mattson and WPI all of Mattson's and WPI's right, title and interest in and to the assets listed on Section 1.2 of the Mattson Disclosure Schedule (the "Assets"). Notwithstanding the previous sentence, at Mattson's option Mattson is permitted to sell, assign, transfer and convey the Assets designated on Section 1.2 of the Mattson Disclosure Schedule as "Mattson Wet Products GmbH Spare Parts" to Mattson Wet Products GmbH on or before the Effective Time, in which event Mattson shall be deemed to have satisfied its obligation to Buyer under this Section 1.2 with respect to the Assets represented by such Mattson Wet Products GmbH Spare Parts. Mattson and WPI will deliver possession or control of the Assets to Buyer or Buyer's designee upon or promptly following the Effective Time at the locations and by such means as are reasonably designated by Buyer; and will further deliver to Buyer appropriate assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Buyer in order to convey to Buyer good title to the Assets. In the event that any assets held by Mattson or any of its subsidiaries following the Closing are determined to be within the categories of assets described on Section 1.2 of the Mattson Disclosure Schedule and to have been part of or previously used in connection with the Wet Business, Mattson shall promptly assign, transfer, convey and deliver such assets (or cause such assets to be assigned, transferred, conveyed and delivered) to Buyer as promptly as possible.

        1.3 Transfer of Assumed Contracts and Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, Mattson and WPI shall assign to Buyer, and Buyer shall assume from Mattson and WPI, all of Mattson's and WPI's rights and obligations under the contracts listed on Section 1.3 of the Mattson Disclosure Schedule (the "Assumed Contracts"). Except as specifically set forth to the contrary herein, subject to and upon the terms and conditions of this Agreement, effective as of the Effective Time, Buyer shall assume from Mattson and WPI and thereafter pay, perform and/or otherwise discharge in a timely manner all liabilities and obligations relating to and arising out of the Assumed Contracts insofar as (and solely to the extent that) such performance, payment or other obligations mature, become due or are to be performed after (but not before) the Effective Time (the "Assumed Liabilities").

        1.4     Purchase Price.

                (a) In consideration of the purchase of the Transferred Shares and the Assets and the assignment of the Assumed Contracts, Buyer will, at the Closing, (i) pay to Mattson the sum of $2 million, subject to adjustment as provided in paragraphs (b) and (c) of this Section 1.4 (the "Purchase Price"), by wire transfer in immediately available funds to an account designated in a written notice delivered to Buyer by Mattson at least three (3) business days prior to Closing, and (ii) assume the Assumed Contracts and the Assumed Liabilities. The Purchase Price will be allocated in accordance with
Section 1.7.

                (b) Cash Balance as of Closing. Within fifteen (15) days following the Closing, Buyer will remit to Mattson, in immediately available funds, cash in an amount equal to any balance of cash or cash equivalents owned by the Transferred Subsidiaries as of the Effective Time; provided, however, that to the extent that any Mattson Stay Bonuses (as defined in Section 4.1(k) below) remain unpaid at Closing, Buyer shall not be required to remit to Mattson the amount of cash necessary to pay such Mattson Stay Bonuses.

                (c)     Balance Sheet Adjustment.

                        (i) The Purchase Price shall be adjusted as provided below, to the extent that the "Effective Time Net Working Capital" (as defined below) is either less than $17 million or greater than $20 million. The Effective Time Net Working Capital means the pro forma net working capital of the Post-Closing Wet Business (as defined below), at and as of the Effective Time, determined by the value of the assets (other than cash and cash equivalents) of the Transferred Subsidiaries, together with the assets of the Wet Business that are transferred at the Closing to the Buyer by Mattson and WPI (and not owned by the Transferred Subsidiaries), corresponding to the categories of assets included in a pro forma Wet Business balance sheet determined in accordance with the description set forth on Section 1.4(c) of the Mattson Disclosure Schedule (the "Pro Forma Balance Sheet Instructions"), minus the liabilities as described in the Pro Forma Balance Sheet Instructions (which, for the elimination of doubt, is to include all liabilities of the Transferred Subsidiaries and all liabilities otherwise assumed under this Agreement by Buyer at the Effective Time that would constitute "current liabilities" for purposes of a balance sheet prepared in accordance with GAAP in a manner consistent with the historic preparation of the Mattson Financial Statements, but is to exclude all liabilities relating to Special Accounts, as defined in Section 5.14, all in accordance with the description included in Section 1.4(c) of the Mattson Disclosure Schedule). None of the Transferred Subsidiaries shall have any long-term liabilities as of the Effective Time, and no long-term liabilities shall be transferred by Mattson or any of the Mattson Subsidiaries to Buyer pursuant to this Agreement. The value of the relevant assets and current liabilities for purposes of determining Effective Time Net Working Capital of the Post-Closing Wet Business shall be calculated in accordance with GAAP (except as noted on Section 1.4(c) of the Mattson Disclosure Schedule, where items are to be valued on a shipments basis), in a manner consistent with the historic preparation of the Mattson Financial Statements. The "Post-Closing Wet Business" is the business comprised of the Transferred Subsidiaries, the Assets and the Assumed Contracts.

                        (ii) Within 90 days following the Closing, Buyer shall prepare (or cause to be prepared) and deliver to Mattson (and the parties will cooperate to provide access to information and make available their appropriate employees with relevant historical knowledge to facilitate the preparation and consistency of) a definitive balance sheet for the Post-Closing Wet Business as of the Effective Time, after taking into effect the transactions contemplated by this Agreement (the "Definitive Balance Sheet"), using the same methodology and accounting principles as were used to prepare the Pro Forma Wet Division Balance Sheets, and including the same asset and liability line items as were included in the Pro Forma Wet Division Balance Sheets (it being understood that the Definitive Balance Sheet will include all liabilities of the Transferred Subsidiaries and all liabilities otherwise assumed by Buyer under this Agreement at the Effective Time that constitute current liabilities for purposes of a balance sheet prepared in accordance with GAAP in a manner consistent with the historic preparation of the Mattson Financial Statements, but excluding all liabilities relating to Special Accounts, as defined in
Section 5.14); provided, however, that the amount for the value of the spare parts inventory on the Definitive Balance Sheet shall not exceed $6.7 million. In preparing the Definitive Balance Sheet, no change shall be made in any accounting principle, or in any financial reporting, inventory, or credit allowance or policy, or in any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or similar purposes. The Definitive Balance Sheet shall be subject to the review and acceptance of Mattson, and Buyer shall cooperate and make available to Mattson supporting information and appropriate employees of Buyer and the Transferred Subsidiaries with relevant historical knowledge to permit Mattson to evaluate the Definitive Balance Sheet. In the event the Effective Time Net Working Capital as shown on the Definitive Balance Sheet exceeds $20 million, then Buyer shall remit to Mattson a wire transfer in the amount of such excess to the account specified by Mattson in writing. In the event the Effective Time Net Working Capital as shown on the Definitive Balance Sheet is below $17 million, then Mattson shall remit to Buyer a wire transfer in the amount of such shortfall to the account specified by Buyer in writing. If any amount is due to Buyer or Mattson pursuant to either of the immediately preceding sentences, the wire transfer shall be sent by the paying party within five (5) business days after acceptance by Mattson of the Definitive Balance Sheet and notice of the account to which the wire transfer is to be delivered has been specified in writing by the receiving party.

                        (iii) The Definitive Balance Sheet (including the amount of Effective Time Net Working Capital determined in accordance therewith), shall become final and binding on Buyer and Mattson unless Mattson gives written notice of its disagreement (a "Notice of Disagreement") to Buyer within 30 days following receipt by Mattson of the Definitive Balance Sheet. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If Mattson shall give a Notice of Disagreement, Buyer and Mattson shall attempt in good faith to resolve their disagreements. If Buyer and Mattson are unable to resolve all of their disagreements with respect to the Definitive Balance Sheet within 30 days of good faith negotiations after receipt of the Notice of Disagreement, then the dispute shall be submitted to an accounting firm of international recognition, with auditing and accounting offices in the United States and Germany, and mutually acceptable to Mattson and Buyer (the "Independent Accounting Firm"), which shall, acting as experts and not as arbitrators, determine, and only with respect to the remaining differences so submitted, whether, and to what extent, if any, the Definitive Balance Sheet or the amount of net working capital thereon, requires adjustment. The Independent Accounting Firm shall not at the time of selection be providing, and in the two years prior thereto shall not have provided, auditing or accounting services to either party. Buyer and Mattson shall direct the Independent Accounting Firm to use its best efforts to render its determination within 30 days after the submission of any such dispute to the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be conclusive, final and binding on the parties. The fees and disbursements of the Independent Accounting Firm shall be borne fifty percent by Buyer and fifty percent by Mattson.

                        (iv)    In calculating the adjustments provided by this
Section 1.4(c), it is the intention of the parties to avoid double payment, double-crediting or other double-counting of items which would result in an inequitable and unintended benefit to one party or parties to the detriment of the other party or parties, and no adjustment pursuant to this Section 1.4(c) shall be made for any loss contingencies for which Buyer has already recovered indemnification or received reimbursement pursuant to the terms of this Agreement.

                (d)     Earn-out Payments.

                        (i) Provided the Closing occurs, Buyer will pay to Mattson, in addition to the Purchase Price and any amounts payable by Buyer pursuant to Sections 1.4(b) and (c), an amount equal to ten percent (10%) of the purchase price (after application of any discounts actually taken) of certain systems sold, as follows: (A) each AWP300 system sold (for money or an agreement to pay money) to any customer, (B) each 300mm wet surface preparation system (other than an AWP300 system) sold (for money or an agreement to pay money) to the customers listed on Section 1.4(d)(i)(1) of the Mattson Disclosure Schedule, or their affiliates, and (C) each AWP200 system sold (for money or an agreement to pay money) to the customers listed on Section 1.4(d)(i)(2) of the Mattson Disclosure Schedule or their affiliates, by Buyer or any subsidiary of Buyer in 2003 or 2004, it being specifically understood that any systems delivered to customers as contemplated under Section 5.14 below shall not be included in the calculation of systems "sold" for purposes of calculating the Earn-out, and any systems delivered to customers prior to the Effective Time will not be eligible for the Earn-out, up to an aggregate maximum of $5 million (the "Earn-out").

                        (ii) For purposes of this Section 1.4(d), a system shall be deemed "sold" upon delivery of the system to the customer, and Earn-out amounts will be earned by Mattson pro rata (i.e., at the rate of ten percent (10%)) as payments are received by Buyer or its subsidiaries toward the purchase price for each relevant system. The Earn-out shall be payable with respect to each relevant system delivered to a customer on or prior to December 31, 2004, even if it is paid for or subject to acceptance by the customer following December 31, 2004.

                        (iii) The Earn-out, if any, shall be payable by Buyer as follows: (A) on or before March 15, 2004, Buyer shall pay the Earn-out amounts attributable to payments received by Buyer on or before December 31, 2003 from customers for sales of relevant systems; (B) on or before March 15, 2005, Buyer shall pay the Earn-out amounts attributable to payments received by Buyer after December 31, 2003 and on or before December 31, 2004 from customers for sales of relevant systems; and (C) if payments are thereafter received by Buyer for relevant systems delivered to a customer on or prior to December 31, 2004, Buyer shall pay Mattson the Earn-out amount attributable to each such payment, if any, within twenty (20) business days following receipt thereof by Buyer. Notwithstanding the foregoing, Buyer shall have the right to offset payment of the Earn-out against any amounts payable to Buyer by Mattson at the time the Earn-out is to be paid.

        1.5 Closing. The closing of the transactions contemplated hereby (the "Closing") will take place on March 31, 2003, or as soon as practicable thereafter, or at such other time as the parties mutually agree. The Closing will take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301-1825 or at such other location or locations as the parties agree.

        1.6 Effective Time. At the Effective Time, all properties, rights, privileges and powers to be transferred to Buyer will vest in Buyer and all debts, liabilities and duties to be assumed by Buyer hereunder will be assumed by Buyer.

        1.7 Allocation of Purchase Price. Mattson and Buyer agree to allocate the value of the Purchase Price among the Transferred Subsidiaries, the Assets and the Assumed Contracts for financial accounting and tax purposes in accordance with the allocation schedule included in Section 1.7 of the Mattson Disclosure Schedule. Neither Mattson nor Buyer will voluntarily take, nor will they cause or permit any of their respective subsidiaries to take, any position for purposes of any federal, state, provincial, or local income tax with respect to the allocation of the Purchase Price that is inconsistent with such allocation.

        1.8 No Tax Election. Buyer will not make an election or permit/cause any Directly Transferred Subsidiary to make an election under Section 338(h)(10) or Section 338(g) of the United States Internal Revenue Code of 1986, as amended (the "Code") (and any corresponding elections under state, local, or foreign law) with regard to the transactions contemplated by this Agreement.

        1.9     Transfer of Mattson Wet Products GmbH to Mattson Cayman.
Mattson shall cause ownership of one hundred percent (100%) of the capital stock of Wet Products GmbH to be transferred directly to Mattson Cayman, not later than five (5) business days prior to the Closing. The transfer of Wet Products GmbH shall be effected in a manner consistent with Section 1.9 of the Mattson Disclosure Schedule, pursuant to documentation that is in form and substance reasonably satisfactory to Buyer and its counsel.

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF MATTSON

        Mattson represents and warrants to Buyer as follows, except as disclosed in a document of even date herewith delivered by Mattson to Buyer referring to the representations and warranties in this Agreement (the "Mattson Disclosure Schedule"). The Mattson Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any such numbered and lettered section of the

Mattson Disclosure Schedule shall qualify only the corresponding section in this
Article II, except to the extent disclosure in any numbered and lettered section of the Mattson Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Mattson Disclosure Schedule.)

        2.1     Due Incorporation.

                (a) Mattson, MII and each of the Mattson Subsidiaries is a corporation duly organized, validly existing, and, where such term is recognized under applicable law, in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. There are no grounds to initiate insolvency proceedings against Wet Products GmbH. Mattson, and each of the Mattson Subsidiaries is qualified to do business and is, where such term is recognized under applicable law, in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased, or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Wet Business Adverse Effect. The jurisdictions in which each of the Mattson Subsidiaries is qualified to do business as a foreign corporation are set forth next to each such entity's name on Section 2.1(a) of the Mattson Disclosure Schedule. True, correct, and complete copies of the organizational documents of each Mattson Subsidiary have been delivered to Buyer. Except as set forth in such organizational documents, there are no agreements, resolutions or promises concerning the relationship between any of the Mattson Subsidiaries and its respective stockholders or among the stockholders of any Mattson Subsidiary, nor is any Mattson Subsidiary under any obligation to enter into any such agreement, pass any such resolution or make any such promise.

                (b) Section 2.1(a) of the Mattson Disclosure Schedule sets forth the name of each Mattson Subsidiary, the nation or jurisdiction of its incorporation or organization, and a description of the equity ownership interest in each such Mattson Subsidiary by Mattson, any other Mattson Subsidiary, and/or any other person. Except as set forth on Section 2.1(b) of the Mattson Disclosure Schedule, all of the issued and outstanding shares or other units of capital stock of each Transferred Subsidiary are validly issued, fully paid and have not been repaid by any means since January 1, 2001 (or to Mattson's Knowledge, any time prior to January 1, 2001), including but not limited to by way of hidden distribution of profits (verdeckte Gewinnausschuettung), nonassessable, and free of preemptive rights, and are owned, directly or indirectly, by Mattson, MII, or another Mattson Subsidiary, free and clear of any liens, claims, encumbrances, security interests, equities, charges, and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, or other commitments, understandings, restrictions, arrangements, rights, or warrants, including any right of conversion or exchange under any outstanding security, instrument, or other agreement, obligating any such subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of its capital stock or obligating it to grant, extend, or enter into any such agreement or commitment. None of the Transferred Subsidiaries is subject or party to any profit distribution, profit-sharing or profit transfer agreements.

                (c) At the Closing, MII and MTF will convey to Buyer good and valid title to shares or other units of capital stock representing one hundred percent (100%) of the equity ownership interest of each Directly Transferred Subsidiary, free and clear of any Encumbrances. At the time of the Closing, Mattson Cayman will hold good and valid title to shares or other units of capital stock representing one hundred percent (100%) of the equity ownership interest of Wet Products GmbH.

                (d) Except as set forth in Section 2.1(d) of the Mattson Disclosure Schedule, neither of the Directly Transferred Subsidiaries has any direct or indirect subsidiaries. Except as set forth in Section 2.1(d) of the Mattson Disclosure Schedule, none of the Directly Transferred Subsidiaries nor any of their direct or indirect subsidiaries: (i) maintains any profit and loss sharing agreement or similar "direct company relationship" with any third party,
(ii) is obligated to acquire any participation, trustor's position or subparticipation in any company, or (iii) has entered into any enterprise agreement within the meaning of Sections 291 or 292 of the German Stock Corporation Act (AktG) or under any similar law under another jurisdiction.

                (e) None of the Transferred Subsidiaries has any Supervisory, Advisory or Administrative Board or similar body, and there is no obligation other than as set forth by law or in its organizational documents to constitute such a body.

        2.2 Due Authorization. Mattson and MII each has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Mattson and MII of this Agreement have been duly and validly approved and authorized by the Boards of Directors of Mattson and MII, and no other actions or proceedings on the part of Mattson or its stockholders are necessary to authorize this Agreement and the transactions contemplated hereby. Mattson and MII have each duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of Mattson and MII enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        2.3     Non-Contravention; Consents and Approvals.

                (a) The execution and delivery of this Agreement by Mattson and MII does not, and the performance by Mattson, MII, WPI and MTF of their obligations hereunder and the consummation of the transactions contemplated hereby, will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of Mattson, MII or any Mattson Subsidiary under, any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws (or other comparable charter documents) of Mattson, MII or any Mattson Subsidiary, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 2.3, (x) Laws applicable to Mattson, MII and the Mattson Subsidiaries, or any judgment, decree, order, writ, permit, or license, of any

Governmental Entity, applicable to Mattson, MII or any Mattson Subsidiary or any of their respective assets or properties, or (y) any contract, agreement, or commitment to which Mattson, MII or any Mattson Subsidiary is a party or by which Mattson, MII or any Mattson Subsidiary or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of liens which would not reasonably be expected to have a Wet Business Adverse Effect or would not result in the inability of Mattson, MII, WPI or MTF to consummate the transactions contemplated by this Agreement.

                (b) No consent, approval, order, or notice to or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be made or obtained by Mattson, MII or any of the Mattson Subsidiaries for the execution and delivery of this Agreement or the consummation by Mattson, MII, WPI or MTF of the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have a Wet Business Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby, except for:

                        (i) the filing of a pre-merger notification report by Mattson or its ultimate parent entity under the HSR Act, and the expiration or termination of the applicable waiting period thereunder;

                        (ii) the filing of required documents with the relevant Governmental Entities of the countries or political subdivisions in which Mattson is qualified to transact business, including, if applicable, any filing under the German Act Against Restraints on Competition of 1999 (Gesetz gegen Wettbewerbsbeschraenkungen), and the expiration or termination of the waiting period thereunder;

                        (iii) ministerial notices, filings and registrations with local Governmental Entities in connection with the transfers of the capital stock of Wet Products GmbH to Mattson Cayman;

                        (iv) such other filings, authorization, orders and approvals as may be required of state and local Governmental Entities;

                (c) The transfer of each of the Assumed Contracts (i) does not require consent from any party to the Assumed Contract, and (ii) will not result in or give to any person any right of payment, termination, cancellation, acceleration or modification in or with respect to, any such Assumed Contract.

        2.4     Capital Structure.

                (a) Section 2.4 of the Mattson Disclosure Schedule sets forth for each of the Transferred Subsidiaries:

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

                        (i) where such concept is recognized under applicable legal and accounting principles, the number of authorized shares or other units of each class or series of capital stock;

                        (ii) the number of shares or other units of each class or series of capital stock which are issued and outstanding as of the date of this Agreement and, in the case of Wet Products GmbH, the amount of nominal capital (Stammkapital) represented by each share;

                        (iii)   where applicable, the registered share capital;

                        (iv) the number of shares of other units of each class or series of capital stock, if any, which are held in the treasury of such entity as of the date of this Agreement;

                        (v) where applicable, the number of shares or other units of each class or series of capital stock, if any, which are reserved for issuance, indicating each particular reservation; and

                        (vi) the aggregate number of shares or other units of each class or series of capital stock, if any, subject to employee stock options or other rights to purchase or receive capital stock granted under any stock option or other stock-based employee or non-employee director benefit plans.

                (b) There are no authorized, issued, reserved for issuance, or outstanding, (i) securities of Mattson or any of the Mattson Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Transferred Subsidiaries, or (ii) warrants, calls, options, or other rights to acquire from the Transferred Subsidiaries, or any obligation of any of the Transferred Subsidiaries to issue, any shares of capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Transferred Subsidiaries; and, except for this Agreement and/or as set forth in the respective certificate of incorporation or bylaws (or other comparable charter documents) of each Transferred Subsidiary, there are no outstanding obligations of the Transferred Subsidiaries to repurchase, redeem, or otherwise acquire any such securities or to issue, deliver, or sell, or cause to be issued, delivered, or sold, any such securities.

                (c) The Profit and Loss Transfer Agreement, dated March 30, 2001, as amended by the Agreement on the Alteration of the Control and Profit and Loss Transfer Agreement, dated February 1, 2002 (the "Profit Transfer Agreement") between Wet Products GmbH and Mattson Technology Holding GmbH ("Holding GmbH") was terminated effective December 31, 2002, without any further obligations of Wet Products GmbH to Holding GmbH or any other person, other than obligations to pay over profits or be reimbursed for losses attributable to 2001 and 2002, which obligations will be satisfied or cancelled prior to the Effective Time.

        2.5     Financial Statements; Undisclosed Liabilities; Other Documents.

                (a) Attached as Section 2.5(a) of the Mattson Disclosure Schedule are the statutory financial statements of Wet Products GmbH for the year ended December 31, 2002 (the "Wet Products GmbH Financial Statements"). Except as otherwise specified in Section 2.5(a) of the Mattson Disclosure Schedule, the Wet Products GmbH Financial Statements have been prepared in accordance with generally accepted accounting principles applicable in Germany, consistently applied and without change from the preceding year. The Wet Products GmbH Financial Statements present fairly the financial position of Wet Products GmbH at and as of December 31, 2002 and the results of operations of Wet Products GmbH for the year then ended, in accordance with such generally accepted accounting principles.

                (b) WPI and Wet Products GmbH do not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, except (i) as set forth on or reflected in the pro forma unaudited balance sheets of the Wet Business as of September 30, 2002 and as of December 31, 2002, attached as Section 2.5(b)(1) of the Mattson Disclosure Schedule (the "Pro Forma Wet Division Balance Sheets"), (ii) liabilities and obligations incurred since December 31, 2002 which were incurred in the ordinary course of business consistent with past practice, and (iii) as otherwise set forth on the Mattson Disclosure Schedule.

                (c) Immediately following the Effective Time, none of the Transferred Subsidiaries will have any liabilities or obligations to STEAG AG, Mattson or any of their respective subsidiaries or lenders. None of STEAG AG, Mattson nor any of their respective subsidiaries has assigned or otherwise transferred any liability or obligation owed to it by a Transferred Subsidiary, which liability or obligation remains outstanding as of the date hereof or will be outstanding as of the Effective Time.

        2.6     No Material Adverse Effects or Changes. Except as described on
Section 2.6 of the Mattson Disclosure Schedule, or as contemplated by this Agreement (including the elimination of intercompany accounts, intercompany obligations or indebtedness, and the transfer or removal of cash from the Mattson Subsidiaries as contemplated by Section 4.2, and the reductions in force set forth in Schedule 5.3), since September 30, 2002, none of the Mattson Subsidiaries has (i) taken any of the actions set forth in Section 4.1 hereof,
(ii) suffered any Wet Business Material Adverse Effect, (iii) suffered any damage, destruction, or Loss to any of its assets or properties which is material to the Mattson Subsidiaries, taken as a whole (whether or not covered by insurance), or (iv) increased the base compensation of any executive officer of any of the Mattson Subsidiaries, other than in the ordinary course of business consistent with past practice.

        2.7     Properties.

                (a) Except as disclosed on Section 2.7(a) of the Mattson Disclosure Schedule, the Transferred Subsidiaries (i) have good and valid title to all of the tangible and intangible assets, properties, and rights reflected in the Wet Division Balance Sheets for such Transferred Subsidiaries or acquired after December 31, 2002 (other than assets leased under the leases set forth in Section 2.7 of the Mattson Disclosure Schedule and assets disposed of in the ordinary course of business since the date of the Wet Division Balance Sheets), and (ii) at the Closing Date will have good and valid title to all material tangible and intangible assets, properties, and rights referred to in clause (i) above, in each case free and clear of any Encumbrances, except for liens for Taxes not yet due and payable. Section 2.7 of the Mattson Disclosure Schedule sets forth a list of the assets, properties and rights referred to in clause (i) above reflected on the Wet Products GmbH Base Balance Sheet.

                (b) Except as otherwise identified in Section 2.7(b) of the Mattson Disclosure Schedule hereto, the material tangible Assets and the material tangible assets of each of the Transferred Subsidiaries are, in the aggregate, in good condition and repair, reasonable wear and tear excepted, and are in condition suitable for the use to which they are put in the respective business of each of the Mattson Subsidiaries.

                (c)     Set forth on Section 2.7(c) of the Mattson Disclosure
Schedule is a complete list of the facilities in which the Mattson Subsidiaries operate or conduct business, and for each such facility identifying the title of the lease, the date of expiration, the monthly rent and the landlord. True and complete copies of every such lease have been delivered or made available to Buyer or its counsel.

        2.8 Title to Assets. Mattson or WPI has good title to or a valid leasehold in, all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. At the Closing, Mattson will sell, convey, assign, transfer and deliver to Buyer good title and all its right, title and interest, in and to all of the Assets, free and clear of all Encumbrances.

        2.9 Intellectual Property. Except as disclosed in Section 2.9 of the Mattson Disclosure Schedule:

                (a) The Mattson Intellectual Property is either (i) owned by the relevant Mattson Subsidiary free and clear of any lien, encumbrance, pledge, or similar interest and is not subject to any license, royalty or other agreement or (ii) licensed by the relevant Mattson Subsidiary pursuant to an agreement described in Section 2.9(g) below. The Mattson Intellectual Property directly or indirectly transferred to Buyer as of the Effective Time pursuant to this Agreement will include all of the intellectual property owned, licensed or controlled by Mattson necessary to conduct the Wet Business, as it is currently conducted, and, to Mattson's Knowledge, all of the intellectual property necessary to conduct the Wet Business, as it is currently conducted.

                (b) To Mattson's Knowledge, there have been no challenges to the validity of any of the Mattson Intellectual Property. None of the Mattson Intellectual Property has been since January 1, 2001 (or to Mattson's Knowledge, any time prior to January 1, 2001) or currently is the subject of any pending or, to Mattson's Knowledge, threatened litigation or claim of infringement.

                (c) No license or royalty agreement to which any Mattson Subsidiary is a party (including any agreement regarding Licensed Intellectual Property as defined below) is in material breach or default by Mattson or, to Mattson's Knowledge any other party thereto, or the subject of any notice of termination given or, to Mattson's Knowledge, threatened. All license, royalty and other fees under each license or royalty agreement regarding Licensed Intellectual Property have been fully and timely paid.

                (d) To Mattson's Knowledge, none of the products manufactured or sold by the Mattson Subsidiaries, nor the marketing, distribution and use by the Mattson Subsidiaries of any such product or any service, infringe any trademark, service mark, trade name, copyright, trade secret, patent, or confidential or proprietary rights of a third party, and the Mattson Subsidiaries have not received any notice contesting their right to use any Mattson Intellectual Property.

                (e) To the extent that any Mattson Intellectual Property is licensed by a third party to any Mattson Subsidiary (such Mattson Intellectual Property referred to as "Licensed Intellectual Property"), the consummation of the transactions contemplated hereunder will not (i) constitute a breach or default under any license agreement relating to any Licensed Intellectual Property, which breach or default would give the other contracting party a right to terminate such agreement; (ii) alter or diminish the rights assigned or transferred to Buyer or Mattson Cayman from that originally granted to any Mattson Subsidiary (as the case may be) under any such agreement; (iii) alter or increase the obligations delegated or transferred to Buyer or Mattson Cayman from that originally imposed on any Mattson Subsidiary (as the case may be) under any such agreement; or (iv) require the consent of or any payment to any licensor under any such agreement.

                (f) All of the issued or registered Mattson Intellectual Property, including without limitation patents and registered trademarks, service marks and copyrights, are issued or registered solely in the name of one or more Transferred Subsidiaries.

                (g) Mattson has disclosed to Buyer any standard forms of confidentiality and assignment agreement generally signed by employees of the Mattson Subsidiaries. All employees of the Mattson Subsidiaries who are employed for the purpose of the development, invention or creation of any Mattson Intellectual Property have signed an agreement which is substantially similar to the aforementioned form which, when signed by an employee, is valid and enforceable against such employee.

                (h) Section 2.9(h) of the Mattson Disclosure Schedule sets forth a true and complete list of (i) all material agreements regarding Licensed Intellectual Property; (ii) all patents and patent applications, registered trademarks and service marks, registered copyrights, registered mask works, trade names and service marks and any applications therefor, included in the Mattson Intellectual Property (other than any Licensed Intellectual Property), and specifies the jurisdictions in which such Mattson Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and as to the patents, the names of all inventors; and (iii) all material agreements to which any of the Mattson Intellectual Property (other than any Licensed Intellectual Property) may be subject.

                (i) There are no exclusive licenses, exclusive distributorship agreements, or noncompetition agreements with respect to the use of any Mattson Intellectual Property or the development, sale, or distribution of any products of any Mattson Subsidiary, or any other material restrictions regarding the right of any of the Mattson Subsidiaries to fully exploit any Mattson Intellectual Property anywhere in the world. None of the Mattson Subsidiaries is a party to any reseller or distribution agreement, other than agreements that can be cancelled or terminated without cost or penalty upon notice of sixty (60) days or less.

                (j) Each of the Patents set forth on Section 2.9(j) of the Mattson Disclosure Schedule is owned by the relevant Transferred Subsidiary free and clear of any lien, encumbrance, pledge, or similar interest.

        2.10 Insurance. Section 2.10 of the Mattson Disclosure Schedule contains an accurate and complete list of all policies of fire, liability, worker's compensation, title, and other forms of insurance owned or held by any Transferred Subsidiary covering or relating to the Assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or prior to the Closing Date will be, paid and no notice of cancellation or termination has been received with respect to any such policy. Mattson has delivered or made available to Buyer a true and complete copy or description of all insurance policies applicable to the Transferred Subsidiaries covering or relating to the Assets, that are currently in effect. Except as set forth in Section 2.10 of the Mattson Disclosure Schedule, none of the Transferred Subsidiaries has been unable to obtain insurance with respect to its assets or operations since January 1, 2001.

        2.11 International Employee Plans. Section 2.11 of the Mattson Disclosure Schedule contains a complete list or a description of the Mattson International Employee Plans. Each Mattson International Employee Plan has been established, maintained, and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Mattson International Employee Plan. No Mattson International Employee Plan provides for the issuance or delivery of securities of Mattson or any of its subsidiaries, nor does any Mattson International Employee Plan have unfunded liabilities that, as of the Closing Date, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent any of the Mattson Subsidiaries (or Buyer following the Acquisition) from terminating or amending any Mattson International Employee Plan at any time for any reason.

        2.12 United States Employee Matters and ERISA. With regard to those employees of any Mattson Subsidiary which is located within the United States (a "US Mattson Subsidiary"):

                (a) Section 2.12 of Mattson Disclosure Schedule contains a true and complete list of each employee benefit plan, program, policy, arrangement, or agreement which is or has been sponsored, maintained, or contributed to by any US Mattson Subsidiary covering employees, former employees, directors, or former directors of such US Mattson Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any severance or change in control agreement, plan, policy, or program between the US Mattson Subsidiary and any employee thereof (collectively, the "US Mattson Benefit Plans"). For purposes of this Section 2.12, "US Mattson Subsidiary" includes any Mattson Subsidiary that has employees in the U.S., other than employees of Mattson Subsidiaries incorporated outside the U.S.A. who are on temporary assignment or secondment in the U.S.A.

                (b) Contributions. All contributions and other payments required to be made for any period through the date to which this representation speaks, by any US Mattson Subsidiary to any US Mattson Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or paid in full, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been properly reflected in the Mattson Financial Statements.

                (c) Qualification; Compliance. Each of the US Mattson Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either obtained from the Internal Revenue Service (the "IRS") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; and, to the Knowledge of Mattson, no circumstances exist that could reasonably be expected to result in the revocation of any such determination. Each US Mattson Subsidiary is in compliance in all material respects with, and each of the US Mattson Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules, and regulations governing such plan, including ERISA and the Code. Each US Mattson Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies in all material respects with the requirements of the applicable provisions of the Code or other laws, rules, and regulations required to provide such income tax benefits. There are no pending or, to the Knowledge of Mattson, threatened claims under or in respect of any US Mattson Benefit Plan by or on behalf of any employee, former employee, director, former director, or beneficiary thereof, or otherwise involving any US Mattson Benefit Plan (other than routine claims for benefits).

                (d) Title I or IV Liabilities. No event has occurred and, to the Knowledge of Mattson, there exists no condition or set of circumstances that would reasonably be expected (and none of the transactions contemplated hereunder are reasonably likely) to subject (i) any US Mattson Subsidiary to any material liability (whether to a governmental agency, a multiemployer plan, or any other person or entity) arising under or based upon any provision of Title I or Title IV of ERISA or (ii) Mattson, any US Mattson Subsidiary or any entity which under Code Section 414(b), (c), (m) or (o) would be required to be a single employer with any US Mattson Subsidiary to any material liability (whether to a governmental agency, a multiemployer plan or any other person or entity) arising under or based upon any provision under Title IV of ERISA.

                (e) Documents Made Available. Mattson has made available to Buyer a true and correct copy of each collective bargaining agreement to which any US Mattson Subsidiary is a party or under which any US Mattson Subsidiary has obligations and, with respect to each US

Mattson Benefit Plan, where applicable, (i) such plan, including all amendments thereto, and the most recent summary plan description, (ii) the five (5) most recent annual reports filed with the IRS, (iii) each related trust agreement and insurance contract, (iv) the most recent determination of the IRS with respect to the qualified status of such US Mattson Benefit Plan, (v) the most recent actuarial report or valuation for the most recent three (3) years, (vi) compliance and nondiscrimination tests for the last three (3) plan years, (vii) all insurance policies and certificates purchased by or to provide benefits under such plan, (viii) all contracts and agreements to which any US Mattson Subsidiary is a party with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to such plan, and (ix) standard Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") forms and notices and (x) every private letter ruling, prohibited transaction exemption or other ruling or determination from the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity with respect to such plan. To the Knowledge of Mattson, in the case of each US Mattson Benefit Plan, no employee handbook or similar employee communication relating to such plan nor any written communication of benefits under such plan from the administrator thereof, in either case that has not been delivered or made available to Buyer, describes the terms of such plan in a manner that is materially inconsistent with the documents and summary plan descriptions relating to such plan that have been made available pursuant to the foregoing sentence.

                (f) Post-Retirement Obligations. No US Mattson Benefit Plan provides post-retirement health or welfare benefits to any individual, other than as required by Section 601 et seq. of ERISA and Section 4980B of the Code or any other laws, rules, or regulations.

        2.13    Labor and Pension Matters.

                (a) Each Mattson Subsidiary has conducted and currently is conducting its business in compliance in all material respects with all laws relating to employment and employment practices, terms, and conditions of employment, wages, and hours and nondiscrimination in employment. Except as disclosed in Section 2.13 of the Mattson Disclosure Schedule, there are, and during the past three years there have been, no labor strikes, slow-downs or work stoppages pending or, to Mattson's Knowledge, threatened against or involving any Mattson Subsidiary. Except as disclosed in Section 2.13 of the Mattson Disclosure Schedule, none of the employees of any Mattson Subsidiary is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated, and, to Mattson's Knowledge, no attempt is currently being made to organize any employees of any Mattson Subsidiary to form or enter a labor union or similar organization.

                (b) All liabilities of Wet Products GmbH concerning payments for retirement, disablement or for surviving dependants and similar liabilities, whether they result from written promises, company practice or otherwise, have been reflected in the Wet Products GmbH Financial Statements with the full proportionate cash value (Teilwert), even if such provision is not allowable for tax purposes (e.g., because there is no written promise or because of the impermissibility of making up for provisions omitted in the past). This applies to expectancies as well, whether vested or unvested. To the extent that a pension support fund (Unterstutzungskasse) of Wet Products GmbH has assets less than the Teilwert of pension entitlements and expectancies against such support fund, a provision has been made for the difference.

                (c) Section 2.13 of the Mattson Disclosure Schedule contains a correct and complete list of all employment relationships with Wet Products GmbH, including each employee's name (to be delivered at Closing only), date of birth, start date with Wet Products GmbH, benefits and other employment information. No other employment relationships will transfer to Wet Products GmbH (whether by contract or by operation of law) as a result of the Acquisition. Wet Products GmbH is not a member of any employers' association, which membership gives rise to any obligations of Wet Products GmbH to its employees. No social compensation plans or reconciliation of interest plans that were entered into by or on behalf of Wet Products GmbH are currently effective or have an after-effect ("Nachwirkung") according to the German Betriebsverfassungsgesetz. All collective agreements constituting restrictions on reductions in force that were entered into by or on behalf of Wet Products GmbH have been terminated effective no later than April 30, 2003, and have no after-effect ("Nachwirkung") according to the German Betriebsverfassungsgesetz. Except for the currently planned reductions in force, lay-offs and social compensation plans and/or reconciliation of interest plans referenced in this Agreement, any reconciliation of interests required has been concluded and fully complied with. No claims for compensation payments have been asserted by employees of Wet Products GmbH, and no lawsuits are pending in this respect. Except as set forth in Section 2.13 of the Mattson Disclosure Schedule, none of the Transferred Subsidiaries has employed or currently employs any independent contractors.

        2.14 Tax Returns and Audits. Except as set forth in Section 2.14 of the Mattson Disclosure Schedule:

                (a) Filing of Timely Tax Returns. Each Mattson Subsidiary has filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete, and correct and filed on a timely basis. To Mattson's Knowledge, no claim has ever been made by any authority in any jurisdiction in which Mattson does not file Tax Returns that Mattson is or may be subject to taxation by that jurisdiction.

                (b) Payment of Taxes. Each Mattson Subsidiary has, within the time and in the manner prescribed by law, paid all Taxes required to have been paid except for those contested in good faith and for which adequate reserves have been provided.

                (c) Tax Liens. There are no Tax liens or security interests upon the assets of any Mattson Subsidiary that arose in connection with the failure (or alleged failure) to pay any Tax, except liens for Taxes not yet due.

                (d) Withholding Taxes. Each Mattson Subsidiary has complied in all material respects with the provisions of applicable law relating to the withholding of Taxes, including the requirement, within the time and in the manner prescribed by law, to withhold from amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and pay over to the proper Governmental Entities all amounts required.

                (e) Extensions of Time for Filing Tax Returns. No Mattson Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                (f) Waivers of Statute of Limitations. No Mattson Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                (g) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any Mattson Subsidiary. There is no dispute concerning any Tax liability of any Mattson Subsidiary either (i) claimed by any authority in writing or (ii) as to which any of Mattson, WPI, MII, MTF and the directors and officers (and employees responsible for Tax matters) of the Mattson Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

                (h) Powers of Attorney. No power of attorney currently in force has been granted by any Mattson Subsidiary concerning any Tax matter.

                (i) Tax Rulings. No Mattson Subsidiary has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would reasonably be expected to have a continuing Wet Business Adverse Effect after the Closing Date.

                (j) Availability of Tax Returns. Mattson has made available to Buyer complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by any Mattson Subsidiary since January 1, 2001, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by any Mattson Subsidiary and (iii) any Closing Agreements entered into by any Mattson Subsidiary with any taxing authority.

                (k) Tax Sharing Agreements. No Mattson Subsidiary is (or to Mattson's Knowledge has been) a party to any agreement relating to allocating or sharing of Taxes.

                (l)     Liability for Others. None of the Mattson Subsidiaries
(A) has been a member of an affiliated group, as defined in Internal Revenue Code Section 1504, filing a consolidated federal income tax return, or (B) has any liability for Taxes of any person other than Mattson and the Mattson Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, or local law), (ii) under any applicable law as a transferee or successor, (iii) by contract, or (iv) otherwise, excluding potential obligations to pay tax liabilities for foreign consultants or employees not to exceed $250,000 in the aggregate.

                (m) Accounting Adjustments. None of the Mattson Subsidiaries has agreed to make, nor is it required to make, any material adjustments under applicable tax law by reason of a change in accounting method or otherwise.

                (n) Partnerships or Joint Ventures. None of the Mattson Subsidiaries is and none has been a member of a limited liability company or a party to any joint venture, partnership, or other arrangement or contract that is reported as a partnership for income tax purposes.

                (o) Indemnities. None of the Mattson Subsidiaries is a party to any indemnity for the benefit of any person in connection with any Tax such as would reasonably be expected to result in a Wet Business Adverse Effect.

                (p) Tax Benefits. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any obligation to repay any grants, tax advantages or comparable benefits of any kind whatsoever granted to Mattson or any of the Mattson Subsidiaries in respect of the Wet Business.

                (q) Public Infrastructure. All public charges that attach to public infrastructure works (Erschlie(beta)ungs-und sonstige Anliegerbeitrage) carried out until the date of Closing have been paid in full.

                (r) Forgiveness of Intercompany Indebtedness; Transfer of Wet Products GmbH. No forgiveness of intercompany indebtedness by Mattson or any of its subsidiaries, nor the transfer of Wet Products GmbH to Mattson Cayman as provided in Section 1.9 above, has or will create any taxable income to any of the Transferred Subsidiaries, either because (i) there is no reportable income created thereby or (ii) any reportable income has been or will be reported on Mattson's consolidated return(s) and offset by reportable losses or loss carryforwards.

                (s) Collapsible Corporations; Golden Parachute Payments; Real Property Holding Company. None of the Transferred Subsidiaries has filed a consent under Internal Revenue Code Section 341(f) concerning collapsible corporations. None of the Transferred Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under IRC Section 280G. None of the Transferred Subsidiaries has been a United States real property holding corporation within the meaning of IRC
Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

                (t) Inclusion of Income In or Exclusion of Deductions From Taxable Income. To Mattson's Knowledge, none of the Mattson Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under IRC Section 481 (or any corresponding or similar provision of state, local, or foreign income Tax law); (B) "closing agreement" as described in IRC Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under IRC Section 1502 (or any corresponding or similar provisions of state, local, or foreign income Tax law);
(D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

        2.15 Environmental Matters. Except as disclosed in Section 2.15 of the Mattson Disclosure Schedule:

                (a) Compliance. Each Transferred Subsidiary is in compliance in all material respects with all applicable Environmental Laws, and neither Mattson nor any Mattson Subsidiary has received any written communication from any person or Governmental Entity that alleges that any Mattson Subsidiary is not in compliance with applicable Environmental Laws. Mattson has provided Buyer with complete and correct copies of or access to all reports, studies, assessments, and test results in its possession relating to any storage, use, or disposal of Hazardous Materials by any Mattson Subsidiary or on any property owned, leased to, controlled by, used by or adjacent to that of any Mattson Subsidiary.

                (b) Environmental Permits. Each Mattson Subsidiary has obtained or has applied for all environmental, health and safety permits, and governmental and quasi-governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and each Mattson Subsidiary is in material compliance with all terms and conditions of the Environmental Permits. To Mattson's Knowledge, any transfer, renewal, or reapplication for any Environmental Permit required as a result of the Acquisition can be accomplished in the ordinary course of business.

                (c) Environmental Claims. There are no Environmental Claims pending or, to Mattson's Knowledge, threatened (i) against any Mattson Subsidiary or joint ventures, or (ii) against any real or personal property or operations that any Mattson Subsidiary owns, leases, or manages, in whole or in part.

                (d) Releases. There have been no Releases of any Hazardous Material on, at, upon, into or from any property owned, leased to, controlled by or used by any Mattson Subsidiary, nor has there been any Release of Hazardous Material, including the off-site disposal of Hazardous Material, that would reasonably be expected to form the basis of any Environmental Claim against any Mattson Subsidiary.

                (e) Predecessors. There is no Environmental Claim pending or threatened, nor has there been any Release of any Hazardous Materials that would reasonably be likely to form the basis of any Environmental Claim, in each case against any person or entity (including any predecessor of any Mattson Subsidiary) whose liability any Mattson Subsidiary has or may have retained or assumed either contractually or by operation of law or against any real or personal property which any Mattson Subsidiary formerly owned, leased or managed, in whole or in part.

        2.16    Litigation.

                (a) Except as disclosed in Section 2.16 of the Mattson Disclosure Schedule, there are no Legal Proceedings that are now pending or, to Mattson's Knowledge, threatened against or affecting any of the Mattson Subsidiaries, or any of the Mattson Subsidiaries' respective properties or businesses. Except as disclosed in Section 2.16 of the Mattson Disclosure Schedule, none of the Mattson Subsidiaries is currently subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other Governmental Entity. Since January 1, 2001, none of the Mattson Subsidiaries has entered into any agreement to settle or compromise any Legal Proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which any Mattson Subsidiary, as the case may be, has any continuing obligation.

                (b) There are no claims or Legal Proceedings pending or, to Mattson's Knowledge, threatened (in writing) by or against Mattson with respect to this Agreement or in connection with the transactions contemplated hereby.

                (c) Except as set forth on Section 2.16 of the Mattson Disclosure Schedule, to Mattson's Knowledge, there are no pending or threatened Legal Proceedings against any director, officer, employee, or agent of the Transferred Subsidiaries in their capacity as such.

        2.17    Compliance with Applicable Laws. Except as disclosed in Section
2.17 of the Mattson Disclosure Schedule, each Transferred Subsidiary holds (or, at the required times, held) all Permits and/or Approvals that are (or previously were) required for the construction of their owned buildings and facilities, and for the operation of their respective businesses. Each Transferred Subsidiary is in material compliance with the terms of the Permits and/or Approvals. Except as disclosed in Section 2.17 of the Mattson Disclosure Schedule, neither Mattson nor any Transferred Subsidiary is in material violation of any law, ordinance, or regulation of any Governmental Entity.

        2.18    Contracts; No Defaults.

                (a) Except as described in Section 2.18 of the Mattson Disclosure Schedule, none of the Mattson Subsidiaries is a party to or subject to any agreement, contract, or commitment, written or, to the Knowledge of Mattson, oral (including leases of real property), which (i) has expected receipts or expenditures by any of the Mattson Subsidiaries, alone or in the aggregate in any series of similar or related agreements, contracts or commitments, in excess of $500,000, other than purchase orders from customers and purchase orders to suppliers in the ordinary course of business, (ii) requires, as its primary purpose, any of the Mattson Subsidiaries to indemnify any Person, other than indemnification of officers and directors of such Mattson Subsidiary, (iii) grants any material licenses or distributorships to any party,
(iv) individually or in any series of similar or related agreements, contracts or commitments, evidences indebtedness for borrowed or loaned money of $500,000 or more, including guarantees of such indebtedness (other than trade accounts receivable and trade accounts payable), or (v) has an initial term of more than one year and is not cancelable without significant penalties by any of the Mattson Subsidiaries on 60 days' or less notice (other than employment agreements with a current term of three years or less) (each of the items described under (i) through (v), a "Material Contract"). None of the Mattson Subsidiaries is in material default or, to Mattson's Knowledge, alleged to be in material default under any such Material Contract and, to Mattson's Knowledge, no other party thereto is in material default. To Mattson's Knowledge, nothing has occurred which, with or without the passage of time or giving of notice or both, would constitute a material default by any Mattson Subsidiary or by any other party under any such Material Contract. Mattson has not received any written or, to its Knowledge oral, notification that any such Material Contract is not likely to be renewed. The Acquisition contemplated by this Agreement will not create a material default under or permit the termination of or otherwise adversely affect any such Material Contract. Except as described in Section 2.18 of the Mattson Disclosure Schedule, neither Mattson nor any Mattson Subsidiary is required to give any notice to any person regarding this Agreement or the transactions contemplated hereby pursuant to the terms of any such Material Contract, nor will the transactions contemplated hereby result in or give to any person any right of payment, termination, cancellation, acceleration or modification in or with respect to, any such Material Contract.

                (b) Section 2.18(b) of the Mattson Disclosure Schedule sets forth a complete and accurate list of the customers to whom product returns, replacements, penalties and similar costs may be owed or are claimed to be owed by the Mattson Subsidiaries under contracts for product performance problems or failures, including late deliveries/installations of systems and downtime of systems in excess of the specifications stated in the customer contracts, including an itemization of the specific systems to which the such amounts relate, the amount owed or claimed to be owed, and Mattson's proposed resolution plan with respect to each such system.

        2.19    Change in Control and Severance Payments. Except as set forth on
Section 2.19 of the Mattson Disclosure Schedule, none of the Mattson Subsidiaries have any plans, programs, or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of any of the Mattson Subsidiaries (including by reason of the consummation of the Acquisition).

        2.20 Operations of the Directly Transferred Subsidiaries. Mattson Cayman is a Cayman Islands corporation formed solely for the purpose of serving as a holding company for certain subsidiaries of Mattson. Mattson IP is a Delaware corporation formed solely for the purpose of holding certain intellectual property used in the Wet Business. At and as of the Closing, the sole asset of Mattson Cayman will be its ownership interest in the capital stock of Wet Products GmbH, and the sole assets of Mattson IP will be the intellectual property set forth in Section 2.20 of the Mattson Disclosure Schedule. At and as of the Closing, neither of the Directly Transferred Subsidiaries will have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise.

        2.21 Adequacy of Assets. Upon Closing, the Transferred Subsidiaries, the Assets and the Assumed Contracts, together will constitute, in all material respects, all of the tangible and intangible, real and personal property assets required for the conduct of the Wet Business as currently conducted by Mattson, except as disclosed in Section 2.21 of the Mattson Disclosure Schedule.

        2.22 Inventory. Section 2.22 of the Mattson Disclosure Schedule sets forth, as of December 31, 2002, all of the inventory of the Transferred Subsidiaries and all of the inventory included in the Assets. The values of all items of obsolete materials and of materials of below standard quality have been written down to realizable market value on the books of the

Transferred Subsidiaries. The values at which the inventory is carried reflect the normal inventory valuation policy of Mattson and the Transferred Subsidiaries, and such valuation policy as applied is in accordance with GAAP.

        2.23    Customers and Suppliers.

                (a) Section 2.23 of the Mattson Disclosure Schedule sets forth a correct list of the 10 largest customers and the 10 largest suppliers of the Wet Business, as well as all suppliers of the Wet Business which are the sole source of supply, listing in the case of each customer and supplier the business volume with the Wet Business in 2002. All business of Mattson and its subsidiaries with the listed customers and suppliers in respect of the Wet Business has been transacted on an arm's length basis.

                (b) None of the Mattson Subsidiaries has, nor will any of the Transferred Subsidiaries have after Closing, any obligation to use the services of, buy products from or pay money to STEAG Electronic Systems s.r.o., Nove Mesto nad Vahom, or Olpe Jena GmbH, which presently supply Marangoni dryers and other equipment to Wet Products GmbH.

        2.24 Banking Relationships Schedule 2.24 of the Mattson Disclosure Schedule sets forth a complete and correct list of all bank and Postgiro accounts of the Transferred Subsidiaries, listing in each case the persons authorized to draw from such account and the balance of each account as of December 31, 2002.

        2.25 Managers; Powers of Attorney. Schedule 2.25 of the Mattson Disclosure Schedule sets forth a complete and correct list of all managers and prokurists of the Transferred Subsidiaries, as well as all general and other powers of attorney granted by any of the Transferred Subsidiaries, except authorizations concerning bank and Postgiro accounts, insurance, customs and tax matters granted in the ordinary course of business.

        2.26 Accounts Receivable. All of the accounts receivable of the Transferred Subsidiaries as of the Effective Time will have arisen out of the sales of inventory or services in the ordinary course of business and are believed by Mattson to be collectible in the face value thereof, using normal collection procedures, net of the reserve for doubtful accounts set forth in the Mattson Financial Statements for the respective Transferred Subsidiary, which reserves were determined in accordance with GAAP.

        2.27 Broker's/Finder's Fees. Except for JP Morgan & Co. Incorporated, whose fees will be paid by Mattson, neither Mattson nor any officer, director, or employee of Mattson has employed any broker, finder, or investment banker or incurred any liability for any brokerage or investment banking fees, commissions, or finders' fees in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Mattson as follows, except as disclosed in a document of even date herewith and delivered by Buyer to Mattson referring to the representations and warranties in this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such numbered and lettered section of the Buyer Disclosure Schedule shall qualify only the corresponding section in this Article III, except to the extent disclosure in any numbered and lettered section of the Buyer Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Buyer Disclosure Schedule.

        3.1     Due Incorporation and Due Authorization.

                (a) Due Incorporation. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Idaho, with all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. Buyer is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased, or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect. True, correct, and complete copies of Buyer's Certificate of Incorporation and By-Laws, as amended, have been delivered to Mattson.

                (b) Due Authorization. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly approved by the Board of Directors of Buyer, and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. Buyer has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.2     Non-Contravention; Consents and Approvals.

                (a) The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification, or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of Buyer under any of the terms, conditions, or provisions of (i) the Certificate of Incorporation or Bylaws of Buyer, or (ii) subject to obtaining the necessary approval by the stockholders of Buyer and the taking of the actions described in paragraph (b) of this Section 3.2, (x) any Law applicable to Buyer or any judgment, decree, order, writ, permit, or license of any Governmental Entity applicable to Buyer or (y) any contract, agreement, or commitment to which Buyer is a party or by which Buyer or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of liens which would not reasonably be expected to have a Buyer Material Adverse Effect or result in the inability of Buyer to consummate the transactions contemplated by this Agreement.

                (b) No consent, approval, order, or notice to or authorization of, or registration, declaration, or filing with any Governmental Entity is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby, except for:

                        (i) if applicable, the filing of a pre-merger notification report under the HSR Act and the expiration or termination of the applicable waiting period thereunder, and the filing of required documents with relevant Governmental Entities of the countries or political subdivisions in which the Mattson Subsidiaries conduct business, including any filing under the German Act Against Restraints on Competition of 1999 (Gesetz gegen Wettbewerbsbeschraenkungen) and the expiration or termination of the waiting period thereunder; and

                        (ii)    the consents and approvals specified on Section
3.2 of the Buyer Disclosure Schedule.

        3.3     Compliance with Applicable Laws. Except as disclosed in Section
3.3 of the Buyer Disclosure Schedule, Buyer holds all Permits and/or Approvals which are required for the operation of its business, except those the absence of which would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer is in compliance with the terms of such Permits and/or Approvals, except where the failure so to comply would not reasonably be expected to have a Buyer Material Adverse Effect. Except as disclosed in Section 3.3 of the Buyer Disclosure Schedule, to Buyer's Knowledge, Buyer and each Buyer Subsidiary is not in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually and in the aggregate do not have a Buyer Material Adverse Effect.

        3.4 Litigation. There are no claims or Legal Proceedings pending or, to Buyer's Knowledge threatened (in writing) by or against Buyer with respect to this Agreement or in connection with the transactions contemplated hereby.

        3.5 Brokers and Finders. Except for Salomon Smith Barney Inc., whose fees will be paid by Buyer, neither Buyer nor any officer, director, or employee of Buyer has employed any brokers, finder or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

        3.6 Investment Company Act. Buyer and each Buyer Subsidiary (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or
(ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither Buyer nor any Buyer Subsidiary is required to be registered under the Investment Company Act.

        3.7 Investment. Buyer is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended. In making its investment decision to acquire the Transferred Shares, Buyer is not relying on any oral or written representations or assurances from Mattson or any other person other than as set forth in this Agreement. Buyer has such experience in business and financial matters that it is capable of evaluating the risk of its investment in the Transferred Shares and determining the suitability of its investment. By reason of Buyer's business and financial and the business and financial experience of Buyer's professional advisors, Buyer has the capacity to protect its own interest in connection with the transactions contemplated hereby. Buyer represents that it is able to bear the economic risk of an investment in the Transferred Shares. Buyer understands that no United States federal or state agency or similar agency of any other country has passed upon or made any recommendation or endorsement of Mattson, this transaction, or the acquisition of the Transferred Shares.

                                   ARTICLE IV.
                          CONDUCT PRIOR TO THE CLOSING

        4.1 Conduct of Business of Mattson Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Mattson agrees (except to the extent expressly contemplated by this Agreement, including Section 4.2 below, or as consented to in writing by Buyer), to carry on the business of the Mattson Subsidiaries in the ordinary course and consistent with past practice; to pay and to cause to be paid the debts and Taxes of the Mattson Subsidiaries when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use all reasonable efforts to preserve intact their present business organizations, keep available the services of the present officers, employees and consultants of the Mattson Subsidiaries and preserve the Mattson Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Mattson Subsidiaries. Mattson agrees to promptly notify Buyer of any event or occurrence described in clauses (a) through (t) below. Without limiting the foregoing, except as expressly contemplated by this Agreement, Mattson will not allow, cause or permit any of the Mattson Subsidiaries to do, cause, or permit any of the following as to any of them, without the prior written consent of Buyer:

                (a) Charter Documents. Cause or permit any amendments to any of their Memorandum and Articles of Association (Gesellschaftsvertrag), Management Board (Geschaftsfuhrer), Rules of Procedure (Geschaftsordnung), Certificate or Articles of Incorporation, Bylaws, or other applicable organizational or charter documents;

                (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of their capital stock, or split, combine, or reclassify any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of their capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of their capital stock;

                (c) Issuance of Securities. Issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of their capital stock or securities convertible into, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating them to issue any such shares or other convertible securities other than to implement the transfer of ownership of Wet Products GmbH as contemplated by Section 1.9 of the Mattson Disclosure Schedule;

                (d) Intellectual Property. Transfer or license to any person or entity any rights to Mattson Intellectual Property other than the ordinary course of business in connection with product sales on standard terms, consistent with past practice;

                (e) Distribution Rights. Enter into or amend any agreements pursuant to which any other party is granted distribution, marketing or other rights of any type or scope with respect to resale or distribution any of the Wet Business products;

                (f) Dispositions. Sell, lease, license, or otherwise dispose of or encumber any of their properties or assets which are material individually or in the aggregate, to the Mattson Subsidiaries, taken as a whole, except in the ordinary course of business, consistent with past practice;

                (g) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than intercompany loans from Mattson or any of its affiliates, which intercompany loans will be repaid or otherwise eliminated at or prior to Closing;

                (h) Agreements. Enter into, terminate, or amend (i) any agreement involving an obligation to pay or the right to receive $500,000 or more, (ii) any agreement relating to the license, transfer, or other disposition or acquisition of Mattson Intellectual Property rights, or (iii) any other agreement which is or would be a Material Contract, other than, in the case of clauses (i), (ii) and (iii), in the ordinary course of business;

                (i) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies, other than in the ordinary course of business;

                (j) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business consistent with past practice;

                (k) Employee Benefit Plans; New Hires; Pay Increases. Amend any Mattson Employee Plan or Mattson International Employee Plan or adopt any plan that would constitute a

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Mattson Employee Plan or Mattson International Employee Plan except as required by law, regulation or tax qualification requirement, hire any new executive officer-level employee or hire additional employees such that the number of worldwide employees of the Mattson Subsidiaries exceeds, in aggregate, 105% of the worldwide aggregate number of such employees on the date of this Agreement, pay any special bonus (except payments made pursuant to written agreements outstanding on the date hereof), or increase the benefits, salaries, or wage rates of its employees; provided, that the Mattson Subsidiaries may pay such reasonable special bonuses and grant such reasonable increases in salaries, wages and other benefits as Mattson deems appropriate in order to attract or retain its employee work force and management personnel at levels consistent with current practice, that are in place or are put into place by Mattson prior to Closing ("Mattson Stay Bonuses"), which amounts shall be paid by Mattson or the employing Mattson Subsidiary from cash available prior to Closing;

                (l) Severance Arrangements. Grant any severance or termination pay or benefits (i) to any director or officer or (ii) to any other employee of a Mattson Subsidiary except payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Mattson Disclosure Schedule and except for reasonable severance or termination arrangements as Mattson deems appropriate in order to attract or retain its employee work force and management personnel at levels consistent with current practice;

                (m) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material individually or in the aggregate, to the business of any of the Mattson Subsidiaries;

                (n) Taxes. Other than as required by law, make (other than in the ordinary course of business and consistent with past practice) or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement pertaining to material matters, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

                (o) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice, or as required by applicable law or regulations;

                (p)     Litigation. Settle or cease to pursue the FSI
Litigations;

                (q) Warranty Obligations. Modify or extend any warranty relating to one or more Wet Business systems shipped prior to Closing;

                (r) Accounting Changes. Except to the extent required by applicable law, make any material change in any accounting or financial reporting practice or policy;

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                (s)     Accounts Receivable and Payable. Make or give any
material discount, modification or amendment of any accounts receivable, or grant concessions in connection with the collection of any accounts receivable except as contemplated by Section 5.14 below, or fail to pay accounts payable in the ordinary course of business and consistent with past practice (including with respect to the timing of such payments); or

                (t) Other. Agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through (s) above, or take or agree to take any action which would cause a breach of its representations or warranties contained in this Agreement or prevent it from performing or cause it not to perform, in all material respects, its covenants hereunder.

        4.2 Intercompany Accounts and Cash Balances of the Mattson Subsidiaries. Notwithstanding the provisions of Section 4.1, Mattson and the Mattson Subsidiaries are permitted to, and with respect to the Transferred Subsidiaries shall, repay, offset, cancel, or otherwise eliminate all intercompany accounts and intercompany obligations (including accounts payable, accounts receivable, and profit/loss sharing obligations, including any such obligations resulting under the Profit Transfer Agreement) in existence between the Mattson Subsidiaries and Mattson (or any affiliate of Mattson, other than Mattson Japan K.K.), at or before the Effective Time. Notwithstanding the provisions of Section 4.1 (other than the provision of paragraph (k) requiring any Mattson Stay Bonuses to be paid or provided for from cash available prior to Closing), Mattson is permitted to cause any and all of the Mattson Subsidiaries to transfer to Mattson (or as directed by Mattson) all cash and cash equivalent assets of the Mattson Subsidiaries, through and until the Effective Time, provided that sufficient cash remains to pay the Mattson Stay Bonuses. Such transfers may be effectuated by dividend, repayment of intercompany indebtedness or otherwise; provided, however, that no action permitted by this Section 4.2 shall result in an over-indebtedness of a Mattson Subsidiary such that the directors of such subsidiary would be required under applicable law to file for insolvency of the subsidiary. In the event that the elimination of intercompany accounts payable to Wet Products GmbH and / or the transfer of cash and cash equivalents out of Wet Products GmbH causes Wet Products GmbH to become insolvent or undercapitalized as of the Effective Time, then Mattson will cause Holding GmbH to (or Mattson will itself) remit back to Wet Products GmbH sufficient funds to cure such insolvency or undercapitalization, and the full amount of any such remittance by Holding GmbH (or Mattson) to Wet Products GmbH shall be promptly reimbursed to Mattson by Buyer.

        4.3 Certain Employees of the Mattson Subsidiaries. Prior to the Closing, Mattson will identify to Buyer and provide Buyer with appropriate information relating to employees of subsidiaries of Mattson other than the Transferred Subsidiaries who primarily provide field support services to customers of the Wet Business, and will provide Buyer with access to such employees to facilitate Buyer's efforts to assess and potentially hire such employees. Buyer will assess and interview such employees for the purpose of determining their abilities and to determine the list of such employees to whom Buyer desires to make offers of employment, which offers will be effective on Closing.

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                                   ARTICLE V.
                       ADDITIONAL AGREEMENTS AND COVENANTS

        5.1 Covenant to Satisfy Conditions. Subject to the terms and conditions hereof, each party hereto will use all reasonable commercial efforts to take all action required of it to satisfy the conditions set forth in Article VI, and otherwise to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. No party will, nor will any party permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue in any material respect on and as of the Closing Date.

        5.2     Employee Benefits.

                (a) For a period of two years following the Closing, provided that such employees remain employed by Buyer or a Transferred Subsidiary, Buyer will provide, or cause to be provided, benefits to all employees of the Transferred Subsidiaries resident in the United States who were so employed immediately prior to the Closing ("Mattson Employees") that are in the aggregate comparable to the benefits provided to similarly-situated and located employees of Buyer. Time of service with the Transferred Subsidiaries will be credited for all purposes, other than benefit accrual, under any comparable plans maintained by Buyer, except to the extent such credit would result in a duplication of benefits. Buyer and Mattson agree that with respect to any medical or dental benefit plan of Buyer, where applicable and to the extent permissible under Buyer's benefit plans and policies, (i) Buyer will waive, with respect to any Mattson Employee, any pre-existing condition exclusion and actively-at-work requirements (to the extent such exclusion or requirement would not have applied under the applicable Buyer employee benefit plan) and (ii) any covered expenses incurred on or before the Closing by a Mattson Employee or a Mattson Employee's covered dependents will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing to the same extent as such expenses would be taken into account if incurred by similarly-situated employees of Buyer. Nothing in this Section 5.2 shall be construed as a guarantee of employment for any Mattson Employee for any period of time following the Closing. Buyer will provide continuation health care coverage to all Mattson Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date in accordance with and to the extent required under the continuation health care coverage requirements of COBRA. Mattson will be responsible for providing continuation coverage and all related notices to the extent required by law to any Mattson Employee (or qualified beneficiary) who incurs a "qualifying event" under COBRA on or before the Closing Date.

                (b) Prior to Closing, Mattson shall assume or transfer to a subsidiary of Mattson other than a Transferred Subsidiary, and shall cause Wet Products GmbH to be fully released from, any and all pension obligations of Kessler Tech GmbH.

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

        5.3     Continuation of Business.

                (a) Buyer agrees to continue to operate Wet Products GmbH, and not to terminate or substantially curtail such operations, for a period of at least one year following the Closing, except as set forth in this Agreement. Buyer has no intention of liquidating Mattson Cayman, for purposes of Cayman Island law or Code, and agrees not to liquidate Mattson Cayman for a period of two years from the Closing Date.

                (b) Reductions in Force. Mattson, Wet Products GmbH and Buyer agree that reductions in force of employees of Wet Products GmbH shall be done in accordance with the terms and conditions of Section 5.3(b) of the Mattson Disclosure Schedule to this Agreement.

                (c) Mattson acknowledges that Buyer intends to (or cause Wet Products GmbH to) close the Wet Products GmbH facility in Donaueschingen, and to consolidate its operations at the Wet Products GmbH facility in Pliezhausen (the "Pliezhausen Facility"). Prior to Closing, Mattson shall assume, or, cause one of Mattson's subsidiaries (other than a Transferred Subsidiary) to assume (in which case performance will be guaranteed by Mattson), each real property lease relating to the Pliezhausen Facility (the "Master Leases") and shall cause Wet Products GmbH, and any other Transferred Subsidiary that may be party to or otherwise bound by the Master Leases, to be fully released as of the Closing from its obligations thereunder. At or prior to Closing, Mattson (or the relevant Mattson subsidiary) shall enter into a sublease with Wet Products GmbH with respect to the Pliezhausen Facility (the "Pliezhausen Sublease"), which Pliezhausen Sublease shall be on terms satisfactory to Buyer, pursuant to which Mattson shall permit Wet Products GmbH and any of its affiliates following Closing full use of the Pliezhausen Facility (or the portion of the Pliezhausen Facility that continues to be leased by Wet Products GmbH) for conduct of the Wet Business until the earlier of (X) expiration of the underlying Master Lease, and (Y) termination by Wet Products GmbH. The Pliezhausen Sublease shall be on terms substantially similar to the current terms of the existing leases in respect of the Pliezhausen Facility, including the monthly rent, except that (i) at the election of Wet Products GmbH following Closing, upon 90 days written notice to Mattson, Wet Products GmbH shall be entitled to terminate the Pliezhausen Sublease with respect to the front building (that is, the building fronting on the street) and continue to sublease only the rear building (that is, the building currently used predominately for manufacturing operations), in which event the monthly rent and other charges shall be reduced proportionately,
(ii) any renovation or restoration costs shall be borne by Mattson (or the relevant Mattson subsidiary) or the master lessor, and (iii) the Pliezhausen Sublease shall be terminable unilaterally by Wet Products GmbH following Closing upon 90 days written notice. Mattson represents and warrants to Buyer that the copies of the leases relating to the Pliezhausen Facility that were provided by Mattson to Buyer are true and complete copies; there are no amendments, supplements or riders thereto, except those that have been provided to Buyer; and such leases constitute all of the leases relating to the Pliezhausen Facility or any portion thereof.

        5.4     Access to Information.

                (a) Buyer and its counsel and advisors will have reasonable access during normal business hours to all books, records, assets and contracts of or relating to the Mattson

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

Subsidiaries, in each case to complete such party's respective diligence investigation for the purposes of the Acquisition. Key personnel will be made available by each party as necessary to assist in this diligence effort. Each party will permit the other party on prior notice to contact key customers and suppliers as part of the due diligence process.

                (b) Subject to compliance with applicable law, from the date hereof until the Closing, each of Buyer and Mattson will confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

                (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

        5.5 Confidentiality. The parties acknowledge that Buyer and Mattson have previously executed a Confidentiality Agreement dated June 20, 2002 (the "Non-Disclosure Agreement"), which Non-Disclosure Agreement is incorporated herein by this reference and will continue in full force and effect in accordance with its terms.

        5.6 Public Disclosure. Unless otherwise permitted by this Agreement, Buyer and Mattson will consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither will issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval will not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASDAQ Stock Market (in which case the disclosing party will, to the extent practicable within the time available to comply therewith, use its reasonable efforts to obtain the consent of the other party prior to such disclosure).

        5.7     Regulatory Approval; Further Assurances.

                (a) Each party will use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports, and other documents required to be filed by such party with any Governmental Entity with respect to the Acquisition and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, Mattson and Buyer will, promptly after the date of this Agreement, if required for consummation of the transactions contemplated by this Agreement, prepare and file the notifications required under the HSR Act in connection with the Acquisition and such filings as are required under the Act Against Restraints on Competition of 1999 (Gesetz gegen Wettbewerbsbeschrankungen). Each party will use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant hereto in connection with the Acquisition and the other transactions contemplated by this Agreement. Mattson and Buyer will respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the

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

Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Mattson and Buyer will give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such Legal Proceeding, and promptly inform the other party of any communication to or from, and any proposed undertaking or agreement with the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any such filings or the Acquisition. Mattson and Buyer will consult and cooperate with one another in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with any Legal Proceeding under or relating to the Antitrust Laws. In addition, each party will give the other prior notice of, and except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any Legal Proceeding under or relating to the Antitrust Laws or any other similar Legal Proceeding, each of Mattson and Buyer will permit authorized representatives of the other party to be present at and participate in each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding.

                (b) Each of Buyer and Mattson will use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is violative of any Antitrust Law, each of Buyer and Mattson will cooperate and use all reasonable efforts vigorously to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of the Acquisition or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Buyer and Mattson decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provisions of this Agreement, nothing in this Section 5.7(b) will limit a party's right to terminate this Agreement pursuant to Article VII, so long as such party has up to then complied in all material respects with its obligations under this Section 5.7(b). Each of Mattson and Buyer will use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor Mattson will be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets.

                (c) At any time and from time to time after the Closing, at Buyer's request and without further consideration, Mattson shall promptly execute and deliver (or shall cause to be executed and delivered) such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as Buyer may reasonably request to effect the transfer, conveyance and assignment of the Transferred Shares and the Assets to Buyer, to assist the Buyer in exercising all rights with respect to the Transferred Shares and the Assets and otherwise to carry out the full purpose and intent of this Agreement, provided, however, that Buyer shall be responsible for any and all incidental our of pocket fees or costs incurred by Mattson as a result.

        5.8 Legal Requirements. Subject to Section 5.7(b), each of Mattson, and Buyer will, and will cause their respective subsidiaries to, take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of or any registration, declaration, or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        5.9 Conveyance Taxes. Mattson and Buyer will cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any property transfer or gains, sales, use, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees or any similar taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing, or after the Closing. Except as provided below, each party will pay any such Taxes or fees imposed on it by any taxing authority (and any penalties and interest with respect to such Taxes and fees) that become payable in connection with the transactions contemplated by this Agreement; provided, however, that Buyer will be responsible for paying, and will reimburse Mattson for, any Taxes and fees imposed on Mattson that become payable as a result of the sale and transfer of the Assets by Mattson to Buyer. Notwithstanding the foregoing, any Taxes and fees payable as a result of the deemed sale and transfer of the real estate owned by Wet Products GmbH shall be paid fifty percent by Buyer and fifty percent by Mattson.

        5.10    Non-Solicitation of Employees.

                (a) From the Effective Time through June 20, 2004, Buyer will not, without the prior written consent Mattson, solicit for employment (and Buyer will cause its controlled affiliates not to solicit for employment), whether directly or indirectly, any person who is now employed by Mattson; provided however, that Buyer and its affiliates shall not be prohibited from making general, public solicitations for employment for any position or from employing any current employee of the other party who contacts the party on his or her own initiative and without impermissible solicitation by such party.

                (b) From the Effective Time through June 20, 2004, Mattson will not, without the prior written consent Buyer, solicit for employment (and Mattson will cause its controlled affiliates not to solicit for employment), whether directly or indirectly, any person who is employed by Buyer or any subsidiary of Buyer (including without limitation persons who are employed by a Transferred Subsidiary or other company that becomes a subsidiary of Buyer after the date hereof); provided however, that Mattson and its affiliates shall not be prohibited from making general, public solicitations for employment for any position or from employing any current employee of the other party who contacts the party on his or her own initiative and without impermissible solicitation by such party.

                (c) The obligations set forth in this Section 5.10 will survive the termination of this Agreement.

        5.11    Noncompetition Agreement.

                (a) For the period beginning at the Effective Time and ending at the two (2) year anniversary of the Effective Time, Mattson will not, without Buyer's prior written consent, directly or indirectly, in any capacity whatsoever: (i) develop, make, market or sell AWP Products or (ii) own, control, engage in, participate in, operate, or become financially interested in, any business, entity or venture that develops, makes, markets or sells AWP Products anywhere in the world. Notwithstanding the foregoing, Mattson is permitted to perform development and enter into contractual or other relationships with third parties who develop, make, market or sell AWP Products solely for the purpose of ensuring compatibility and to improve performance of Mattson products with the AWP Products of such third parties. For purposes of this Section 5.11, "AWP Products" are fully automated semiconductor wafer processing machines capable of wet chemistry cleaning and drying of semiconductor wafers, in multiple-wafer batches or as single wafers, as a stand-alone machine. AWP Products do not include so-called "hybrid" machines (for example plasma-based stripping or rapid thermal processing in combination with single wafer wet cleaning and drying, all integrated into a single machine).

                (b) For the period beginning at the Effective Time and ending at the one (1) year anniversary of the Effective Time, Mattson and Buyer each will not, without the other party's prior written consent (or as part of a joint development effort of Mattson and Buyer), market, demonstrate, develop jointly with a customer, or sell (but each is permitted to individually develop and make) "hybrid" machines.

                (c) Notwithstanding the terms of Section 5.11(a) and (b), the restrictions under this Section 5.11 shall immediately expire and terminate, and shall be of no further force or effect, in the event of a Change of Control of Mattson. For purposes of this Section 5.11, a "Change of Control" shall mean the consummation of a merger, consolidation or similar transaction involving Mattson that is approved by the board of directors of Mattson, and an acquiror where, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Mattson immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.

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

        5.12 Access to Business Records. From and after the Closing, each party will afford the other reasonable access to all preclosing business records of or directly relating to the Mattson Subsidiaries, upon reasonable notice during ordinary business hours for all reasonable business purposes, and each party will permit the other party to make copies of any such records and retain possession of such copies.

        5.13 Reimbursement for FSI Litigations. Mattson shall reimburse Buyer and its subsidiaries in an amount up to $1 million of legal fees and other litigation costs, which fees and costs are incurred or paid by Buyer or any of its subsidiaries following Closing in one or both of the following current proceedings pending in the FSI Litigations (the "Reimbursable Fees"): (i) the appeal now pending in the Federal Court of Appeal in the lawsuit with YieldUP International Corp. ("YieldUP") relating to claims of infringement of U.S. Patents Nos. 4,778,532 and 4,917,123 by YieldUP, and (ii) the proceedings to trial in the United States District Court for the District of Delaware relating to claims of infringement of U.S. Patent No. 4,911,761 by YieldUP. All legal fees and other costs relating to the FSI Litigations incurred prior to Closing, including without limitation attorneys' fees for time spent prior to Closing, irrespective of whether Mattson or any of its subsidiaries has received an invoice for such fees or costs prior to Closing (collectively, "Pre-Closing Legal Expenses"), shall be paid by Mattson or reimbursed to Buyer, if paid by Buyer or any of its subsidiaries. Pre-Closing Legal Expenses shall not be charged against the Reimbursable Fees. Buyer and its subsidiaries following the Closing shall be permitted to pursue or settle the FSI Litigations, at their discretion, without any obligation to minimize or mitigate the fees or costs reimbursable by Mattson. Buyer or its designee shall be entitled to retain any and all amounts received upon settlement or other resolution of the FSI Litigations, even if any portion of such amounts are deemed to be attorneys' fees, legal costs or similar consideration. Any amounts received by Mattson or its subsidiaries upon the settlement or other resolution of the FSI Litigations post-Closing shall be remitted promptly to Buyer or its designee.

        5.14 Special Accounts; Payments under Customer Contracts. Mattson agrees to reimburse Buyer for amounts to cover special arrangements with customers and other costs as identified and in accordance with the terms and conditions of Section 5.14 of the Mattson Disclosure Schedule ("Special Accounts").

        5.15 Transition Services Agreement. At the Closing, Buyer and Mattson shall enter into a transition services agreement (the "Transition Services Agreement"), substantially in the form attached hereto as Exhibit 5.15.

        5.16 2001 and 2002 Taxes and Financial Statements. Mattson shall file all Tax Returns relating to, and shall timely pay, all Taxes payable by or attributable to Wet Products GmbH for 2001 and 2002, and shall prepare related or required financial statements for Wet Products GmbH. Mattson shall file all Tax Returns relating to, and shall timely pay, all Taxes payable by or attributable to Mattson Cayman and Mattson IP for 2001, 2002 and the period from January 1, 2003 until the Effective Time. Mattson shall prepare related or required financial statements for the Transferred Subsidiaries for 2001 and 2002. Buyer and its subsidiaries, as shareholders of the Transferred Subsidiaries, will ratify or confirm such financial statements, and will not cause the Transferred Subsidiaries to subsequently restate such financial statements, except to the extent ordered by a court or taxing authority to make such a restatement. All refunds or credits of Taxes for or attributable to taxable years 2001 and 2002 for Wet Products GmbH, or attributable to taxable years or periods of the other Transferred Subsidiaries ending on or before the Closing Date, shall be for the account of Mattson. Following the Closing, the Buyer shall forward or pay to Mattson any such refunds or credits due pursuant to this section within ten days of receipt or realization thereof by Buyer. Mattson shall take all actions necessary to prevent, and shall indemnify and hold Buyer and the Transferred Subsidiaries harmless from and against, any recharging of Taxes against or reimbursement of Taxes by any Transferred Subsidiary relating to any period for which Mattson is required to file Tax Returns and pay Taxes, including any assessments levied by any Governmental Entity relating to such periods, or any additional Taxes incurred as a result of any disallowance of any consolidated Tax Return for any such period.

        5.17    Termination of Profit Transfer Agreement.

                (a) Mattson and Buyer assume that the Profit Transfer Agreement (between Wet Products GmbH and Holding GmbH) has terminated (i) with effect vis-a-vis Wet Products GmbH and vis-a-vis third parties as of 24:00 o'clock on December 31, 2002, (ii) with effect for tax purposes as of 24:00 o'clock on December 31, 2002, and (iii) will be registered in the commercial register of Wet Products GmbH prior to the Effective Time. If, for any reason, this assumption is incorrect or unfulfilled as of the Effective Time, the parties undertake to take all measures that are reasonably necessary to procure termination of the Profit Transfer Agreement as of the earliest possible time and to procure the earliest possible registration of such termination in the commercial register of Wet Products GmbH. In addition, the parties shall put each other commercially into a position as if the termination of the Profit Transfer Agreement had been effective as of December 31, 2002, as set forth above. In particular, the following shall apply:

                        (i) Mattson undertakes to procure that Holding GmbH waives any rights to receive from Wet Products GmbH any profits made by Wet Products GmbH after December 31, 2002. Further, Mattson shall indemnify Buyer and keep it harmless against any claims raised by Holding GmbH in connection with the Profit Transfer Agreement, including any compensation for taxes paid in respect of Wet Product GmbH's business up until the Effective Time.

                        (ii) If Holding GmbH is obliged to compensate Wet Products GmbH for any losses incurred by Wet Products GmbH after December 31, 2002, Buyer shall indemnify Mattson and Holding GmbH by increasing the Purchase Price by any amounts paid by Holding GmbH to Wet Products GmbH.

                (b) Except to the extent contemplated by Section 4.2, (i) Mattson and its subsidiaries shall not be obligated to repay to Wet Products GmbH or Buyer any profits incurred nor any cash or cash equivalent paid out by Wet Products GmbH prior to the Effective Time, even if Wet Products GmbH should produce no profit (or should incur a loss) for the entire fiscal year 2003, or should become undercapitalized after the Effective Time, and (ii) Buyer agrees to hold Mattson and Holding GmbH harmless from any claims of Wet Products GmbH or third

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

parties to repay any profits or cash or cash equivalents accrued at Wet Products GmbH up to the Effective Time and paid to Mattson or its subsidiaries.

                (c) Any and all profits of Wet Products GmbH accruing between January 1, 2003 and the Effective Time shall belong to Buyer. Any and all profits and cash of Wet Products GmbH accruing after the Effective Time shall belong to Buyer.

                (d) Buyer agrees to indemnify and hold Mattson and Holding GmbH harmless from any claims of third parties or Wet Products GmbH in analogy to Section 303 et seq. of the German Stock Corporation Act (Aktiengesetz), subject to the following. If any third party should require Mattson or Holding GmbH to provide security for a claim of such third party against Wet Products GmbH, then

                        (i) In the event such claim relates to a liability of Wet Products GmbH that was included in the Definitive Balance Sheet, or that was disclosed to Buyer as a contractual obligation of Wet Products GmbH, or that arose after the Effective Time, then Buyer at its expense shall provide such required security to the third party and shall be responsible for resolving the related claims of such third party; provided, however, that if Mattson or Holding GmbH is nevertheless required to provide such security, Buyer shall reimburse Mattson for such security and any associated costs; or

                        (ii) In the event such claim relates to a liability of Wet Products GmbH that was not included in the Definitive Balance Sheet and that was not disclosed to Buyer as a contractual obligation of Wet Products GmbH (or in the event Mattson and Buyer disagree as to whether such claim was so included or disclosed) (a "Third Party Disputed Claim"), Mattson or Holding GmbH shall either provide such security, or, at Mattson's election, request that Buyer provide the security, in which case Buyer at its expense shall provide such required security to the third party and shall be responsible for resolving the related claims of such third party, and the amount of such security and the related third party claim shall be deemed to be a claim by Buyer for Damages for purposes of Section 8.1(b)(i), and the amount of such security will be deemed to have been paid by Buyer for purposes of Section 8.1(c) in determining whether the aggregate amount of Damages under claims by the Buyer Indemnified Persons equals or exceeds Five Hundred Thousand Dollars ($500,000). If the Third Party Disputed Claim is ultimately determined not to be subject to indemnification by Mattson, or is resolved for less than the amount of the security originally provided, the amount deemed to be a claim for Damages shall be reversed, or reduced to the actual amount paid to resolve such Third Party Disputed Claim, as appropriate (and the amount of Damages paid or payable by Mattson to Buyer will likewise be reduced, and if applicable Buyer will reimburse Mattson to the extent of any excess Damages paid by Mattson).

        5.18 Silicon Integrated Systems Claims. Mattson shall reimburse Buyer and its subsidiaries following the Closing for any costs, expenses or damages, including without limitation reasonable attorneys' fees and costs, that arise from or relate to any personal injury claim arising from the Silicon Integrated Systems accident in Taiwan.

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

        5.19 Auction Process. Buyer acknowledges that the Wet Business has been offered to multiple potential buyers, including parties who may compete with the Buyer after the Closing. Buyer waives, and following the Closing will cause the Transferred Subsidiaries to waive, any claim against the current officers and directors of the Transferred Subsidiaries or the Mattson Indemnified Parties (as defined below) with respect to competitive harm, loss of trade secret protection, or diminution of value of the Wet Business resulting from the disclosure of information relating to the Wet Business to such potential buyers prior to the date of this Agreement in connection with their evaluation of the Wet Business.

        5.20 DNS Settlement. Buyer hereby acknowledges that it has no right to receive any payments with respect to the Settlement Agreement and the Worldwide Technology Transfer and Cross-License Agreement, both dated June 24, 2002, by and among Mattson; Mattson IP, Dainippon Screen Manufacturing Co. Ltd. and DNS Electronics, LLC (collectively, the "DNS Agreements"). Buyer hereby assigns to Mattson any such rights to payments it may otherwise have had under the DNS Agreements. If Buyer or its subsidiaries are in receipt of any payments under the DNS Agreements, Buyer will promptly cause such payments to be remitted to Mattson.

        5.21 ERM Invoice. Upon presentation by Buyer to Mattson of the invoice from ERM Lahmeyer International GmbH (the "ERM Invoice") for environmental evaluation services performed on properties of Wet Products GmbH, Mattson shall pay to Buyer 15,000 Euros; provided, however, that if the aggregate amount set forth in such ERM Invoice is less than 15,000 Euros, Mattson shall pay to Buyer only the amount set forth in the ERM Invoice.

                                   ARTICLE VI.
                          CONDITIONS TO THE ACQUISITION

        6.1 Conditions to Each Party's Obligation to Consummate the Acquisition. The respective obligations of each party to consummate the Acquisition will be subject to the satisfaction on or prior to the Closing Date of the following conditions, except that, to the extent permitted by applicable law, such conditions may be waived in writing by the joint action of the parties hereto.

                (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or any other Governmental Entities, or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition will be and remain in effect, nor will there be any action taken, or any law, statute, rule, regulation, decree or order been enacted, adopted, entered, enforced, or deemed applicable to the Acquisition, which remains in effect and which makes the consummation of the Acquisition illegal.

                (b) Regulatory Approval. Any waiting period applicable to the Acquisition or any of the transactions contemplated hereby, including a waiting period under HSR Act or the Act Against Restraint on Competition of 1999 (Gesetz gegen Wettbewerbeschrenkuyen) will have expired or been terminated, and any other required U.S. or German regulatory approvals, including any approvals required by the German cartel office or the European Union or any council, commission, or subdivision thereof, will have been obtained. Mattson and each of the

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

Mattson Subsidiaries, and Buyer will have timely obtained from each Governmental Entity all approvals, waivers, and consents, if any, necessary for consummation of the Acquisition and the transactions contemplated hereby.

                (c) Legal Proceedings. There will not be pending any Legal Proceeding by any Governmental Entity or other person: (i) challenging or seeking to restrain or prohibit the consummation of the Acquisition; (ii) relating to the Acquisition and seeking to obtain from Buyer, Mattson, or the Mattson Subsidiaries any damages or other relief that would be material to either Buyer or Mattson; (iii) seeking to prohibit or limit in any material respect Buyer's ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the stock of the Mattson Subsidiaries;
(iv) which would materially and adversely affect the right of Buyer to own the assets or operate the business of the Mattson Subsidiaries; (v) seeking to compel Buyer, Mattson or any of their controlled affiliates to dispose of or hold separate any material assets, (vi) which is reasonably likely to have a Wet Business Material Adverse Effect or a Buyer Material Adverse Effect, or (vii) which is reasonably likely to enjoin, restrain or prohibit any integration of any operations of the Mattson Subsidiaries with those of Buyer or Buyer's Subsidiaries.

        6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Acquisition and the transactions contemplated under the Agreement will be further subject to the satisfaction, at or prior to the Closing, of the following conditions, except as may be waived by Buyer in writing:

                (a) Compliance With Agreements and Covenants. Mattson, MII and the Mattson Subsidiaries each will have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with on or prior to the Closing Date.

                (b) Representations and Warranties. The representations and warranties of Mattson contained herein (i) will be true and correct in all material respects on and as of the date of this Agreement, and (ii) will also be true and correct, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such inaccuracies which in the aggregate do not constitute, and are not reasonably expected to result in, a Wet Business Material Adverse Effect (disregarding for purposes of evaluating whether subsection (b)(ii) of this condition is satisfied, any "material adverse effect" or other materiality qualifications contained in such representations and warranties).

                (c) Closing Certificate. Buyer will have received a certificate signed by authorized officers of Mattson, dated the Closing Date, certifying that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.

                (d) Stock Certificates. Mattson and MII will have delivered to Buyer certificates representing the Transferred Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, and satisfactory evidence of the transfer of the capital stock of Wet Products GmbH to Mattson Cayman by notarial deed in accordance with German law.

                (e) Consents and Approvals. Buyer will have received written evidence reasonably satisfactory to it that all consents and approvals required to be obtained in connection with the Acquisition and the transactions contemplated hereby have been obtained and will be in full force and effect, and all required filings have been made, other than those consents and approvals which, individually and in the aggregate, would not have a Buyer Material Adverse Effect.

                (f) Subsidiary Director Resignations. Buyer will have received the written resignations, effective as from the Closing Date, of the directors of all of the Transferred Subsidiaries, except for those employee/directors whom the parties have mutually agreed to retain immediately following the Closing.

                (g) Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by Mattson and shall be in full force and effect as of the Effective Time.

                (h) Sublease. The Pliezhausen Sublease shall be in full force and effect as of the Effective Time.

                (i) Legal Opinion. Buyer shall have received an opinion of Gray Cary Ware & Freidenrich LLP, in a form and substance reasonably satisfactory to Buyer and its counsel.

                (j) Other Closing Documents. Buyer will have received any necessary documents and instruments required for the notarization and transfer of the Transferred Shares, bills of sale conveying the Assets and such other closing and transfer documents as Buyer will reasonably request to effect and consummate the Acquisition and the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to Buyer and its counsel.

                (k) Receipt of Payments. Buyer will have received any payments that may be due at Closing from Mattson pursuant to this Agreement.

        6.3 Conditions to Obligations of Mattson. The obligations of Mattson to consummate the Acquisition under this Agreement will be further subject to the satisfaction, at or prior to the Closing, of the following conditions except as may be waived by Mattson in writing:

                (a) Compliance with Agreements and Covenants. Buyer will have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement, to be performed and complied with on or prior to the Closing Date.

                (b) Representations and Warranties. The representations and warranties of Buyer contained herein (i) will be true and correct on and as of the date of this Agreement in all material respects, and (ii) will also be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such inaccuracies which, in the aggregate, do not constitute and are not reasonably expected to result in, a Buyer Material Adverse Effect (disregarding for purposes of evaluating whether subsection (b)(ii) of

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

this condition is satisfied, any "material adverse effect" or other materiality qualifications contained in such representations and warranties).

                (c) Closing Certificate. Mattson will have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Buyer, dated the Closing Date, certifying that the conditions set forth in
Section 6.3(a) and 6.3(b) have been satisfied.

                (d) Consents and Approvals. Mattson will have received written evidence reasonably satisfactory to it that all consents and approvals required to be obtained in connection with the Acquisition and the transactions contemplated hereby have been obtained and will be in full force and effect, and all required filings have been made other than those consents and approvals which, individually and in the aggregate, would not have a Wet Business Material Adverse Effect.

                (e) Purchase Price. Mattson will have received payment of the Purchase Price provided for in Section 1.4(a).

                (f) Legal Opinion. Mattson shall have received an opinion of Thelen Reid & Priest LLP, in a form and substance reasonably satisfactory to Mattson and its counsel.

                                  ARTICLE VII.
                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Closing by any of the following actions taken or authorized by the Board of Directors of the terminating party or parties:

                (a)     By mutual written consent of Buyer and Mattson;

                (b) By either Buyer or Mattson, if the Closing shall not have occurred on or before March 31, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                (c)     By either Buyer or Mattson, if any Governmental Entity
(i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable commercial efforts to resist, resolve or lift, as applicable, in accordance with Section 5.6) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable commercial efforts to obtain, in accordance with

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

Section 5.6), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Article VII; provided, however, that the right to terminate this Agreement under this Section 7.1(c) will not be available to any party whose failure to use their reasonable commercial efforts has been the cause of such action or inaction;

                (d) By Buyer if (i) any of Mattson's representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2(b) would not be satisfied or (ii) any of Mattson's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 6.2(a) would not be satisfied; provided, however, that if an inaccuracy in the representations and warranties of Mattson arising as of a date subsequent to this Agreement is curable by Mattson by the Termination Date and Mattson is continuing to exercise all reasonable efforts to cure such inaccuracy, then Buyer may not terminate this Agreement under this Section 7.1(d) on account of such inaccuracy; or

                (e) By Mattson if (i) any of Buyer's representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3(b) would not be satisfied or (ii) if any of Buyer's covenants contained in this Agreement shall have been breached such that the condition set forth in
Section 6.3(a) would not be satisfied.

        In the event of termination of this Agreement and abandonment of the Acquisition pursuant to this Article VII, no party hereto (or any of its directors or officers) will have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

        7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        7.3 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

        7.4 Notice of Termination. Any party wishing to terminate this Agreement under Section 7.1 will deliver written notice to the other party, setting forth the paragraph under Section 7.1 pursuant to which the Agreement is being terminated and, unless obvious from the nature of the termination clause, a description of the facts and circumstances forming the basis for such termination; provided, that any failure to provide such additional details will not affect

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

the validity of the termination. Any such termination notice will be delivered in accordance with Section 9.1 of this Agreement.

                                  ARTICLE VIII.
                                 INDEMNIFICATION

        8.1     Indemnification.

                (a) Survival of Representations and Warranties; No Additional Representations and Warranties. All representations and warranties made by Mattson or Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the earlier of (i) the date of the auditor's report for the audit of Buyer's financial statements for the year ending December 31, 2003, or
(ii) June 1, 2004; provided however that (x) the representations and warranties set forth in Section 2.14 shall survive until the date six months after the expiration of the statute of limitations applicable to the relevant tax obligation, and (y) the representations and warranties set forth in Section 2.1(c) shall survive for five years after the Effective Time. Neither Mattson nor Buyer has made any representations or warranties to the other, other than as set forth herein.

                (b)     Indemnified Persons; Limits on Liability.

                        (i)     Subject to the limitations set forth in this
Article VIII, Mattson will 2indemnify and hold harmless Buyer and its subsidiaries, officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act (hereinafter referred to individually as a "Buyer Indemnified Person" and collectively as "Buyer Indemnified Persons") from and against any and all losses, costs, diminution of value, damages, liabilities and expenses and from any and all claims, demands, actions and causes of action, including reasonable legal fees (collectively, "Damages"), arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Mattson or its subsidiaries in, or otherwise relating to, this Agreement or any certificate, exhibit or schedule to this Agreement.

                        (ii)    Subject to the limitations set forth in this
Article VIII, Buyer will indemnify and hold harmless Mattson and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Mattson within the meaning of the Securities Act (hereinafter referred to individually as a "Mattson Indemnified Person" and collectively as "Mattson Indemnified Persons") from and against any and all Damages arising out of (A) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Buyer in, or otherwise relating to, this Agreement or any certificate, exhibit or schedule to this Agreement, and (B) except to the extent arising from a fact or circumstance for which Mattson is liable to indemnify the Buyer Indemnified Persons pursuant to Section 8.2 (b)(i) or to the extent that such Damages are payable or reimbursable by Mattson under this Agreement, (x) the Assumed Liabilities, or (y) the ownership and operation of the Assets and the Wet Business from and after the Closing Date, including any product or component thereof produced or shipped, or any

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

services provided, by Buyer in connection with its operations of the Wet Business from and after the Closing Date.

                (c)     General Provisions Regarding Indemnification Rights.

                        (i) No claim for Damages based upon or arising out of any misrepresentation or breach of the representations and warranties under Articles II and III will be eligible for compensation under this Article VIII unless and until the aggregate amount of the Damages arising from or in connection with all such claims by the Buyer Indemnified Persons or by the Mattson Indemnified Persons, as the case may be, equals or exceeds Five Hundred Thousand Dollars ($500,000), in which case the Buyer Indemnified Persons or Mattson Indemnified Persons, as the case may be, shall be entitled to seek compensation for all Damages in excess of the limitation set forth in this sentence. The maximum aggregate liability of Mattson or Buyer for Damages under this Article VIII is limited to $3 million (the "Indemnification Limitation"), except that Damages based upon or arising out of Mattson's or Mattson's subsidiaries' representations and warranties set forth in the following sections/paragraphs of this Agreement shall not be subject to the Indemnification Limitation:

                                .       Paragraphs (b) or (c) of Section 2.1
                                        (Due Incorporation)

                                .       Paragraph (b) of Section 2.4 (Capital
                                        Structure)

                                .       Paragraph (j) of Section 2.9
                                        (Intellectual Property)

                                .       Section 2.14 (Tax Returns and Audits)

                                .       Section 2.19 (Change in Control and
                                        Severance Payments)

                                . Section 2.20 (Operations of the Directly Transferred Subsidiaries).

                        (ii) A party entitled to indemnification hereunder will take all reasonable steps to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages that are indemnifiable hereunder.

                        (iii) No party will be entitled to indemnification to the extent any Tax or other benefits result from, or which may be claimed as a result of the facts and circumstances related to, any indemnifiable claim.

                        (iv) If any Damages are covered by insurance or subject to other third party recoveries (collectively, "Third Party Rights"), Buyer and Mattson will use Reasonable Commercial Efforts to recover the amount of coverage or claim from the insurer or such third party, which recovery (after deduction for costs of collection) will reduce any related Damages hereunder. Each of Buyer and Mattson agrees to assign all Third Party Rights to the other and to appoint the other as its limited agent and attorney-in-fact for seeking such recovery to the extent that such party fails to recover. Each party also agrees to cooperate with the other in connection

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

therewith. Such appointment as limited agent and attorney-in-fact is coupled with an interest and is irrevocable.

                        (v) To the extent that an indemnifying party discharges any claim for indemnification hereunder, the indemnifying party will be subrogated to all rights of the indemnified party against third parties.

        8.2 Claims. Upon receipt by Mattson of a certificate signed by any officer of Buyer (an "Officer's Certificate") stating that with respect to the indemnification obligations of Mattson set forth in Section 8.1, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount or estimated amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Mattson will, subject to the provisions of this Article VIII, pay to Buyer, as promptly as practicable, an amount in cash in value equal to such Damages.

        8.3     Resolution of Conflicts and Arbitration.

                (a) In case Mattson shall object in writing to any claim or claims by Buyer made in any Officer's Certificate, Buyer will have thirty days to respond in a written statement to the objection of Mattson. If after such 30 day per period there remains a dispute as to any claims, then Buyer and Mattson will attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. To the extent no agreement can be reached after good faith negotiation between the parties, either Mattson or Buyer may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation or dispute with a third party, in which event arbitration with respect to the specific portion of the claim at issue in the pending litigation or dispute shall not be commenced until such amount is ascertained or Mattson and Buyer agree to arbitration; and in either such event the matter will be settled by arbitration conducted by one arbitrator. Mattson and Buyer will agree on the arbitrator, provided that if Mattson and Buyer cannot agree on such arbitrator, either Mattson or Buyer can request that JAMS select the arbitrator. The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent jurisdiction in law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator will be written, will be in accordance with applicable law and with this Agreement, and will be supported by written findings of fact and conclusion of law, which will set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in an Officer's Certificate will be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Article VIII, the parties will be entitled to act in accordance with such decision.

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

                (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration will be held in Alameda County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.3(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Buyer will be deemed to be the Non-Prevailing Party unless the arbitrators award Buyer more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, Mattson will be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration will pay the fees of the arbitrator and any administrative fee of JAMS, and each party will bear its own expenses.

        8.4 Third-Party Claims. As used herein, an "Indemnified Party" will refer to a Buyer Indemnified Party, or a Mattson Indemnified Party, as applicable, the "Notifying Party" will refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" will refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties. In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Damages, the Notifying Party will give the Indemnifying Party prompt notice thereof. The failure to give such notice will not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a claim. The Indemnifying Party will be entitled to contest and defend such claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such claim. Notice of the intention to so contest and defend will be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such claim (but, in all events, at least five (5) business days prior to the date that an answer to such claim is due to be filed). Such contest and defense will be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party will be entitled at any time, at its own cost and expense (which expense will not constitute Damages unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any claim without the consent of the other party, which consents will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) if a claim seeks equitable relief or (ii) if the subject matter of a claim relates to the ongoing business of any of the Indemnified Parties, which claim, if decided against any of the Indemnified Parties, would have a Material Adverse Effect on the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone will be entitled to contest, defend and settle such claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such claim, the Indemnifying Party will then have the right to contest and defend (but not settle) such claim.

        8.5 Exclusivity Of Indemnification Remedies. In the absence of fraud or intentional misrepresentation, indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy of Mattson, Buyer and the other Indemnified Parties for any breach of any representation or warranty contained in this Agreement. Buyer waives, and acknowledges that Mattson Cayman has waived, any and all warranties, claims, rights and remedies under German law with respect to Mattson and its subsidiaries that pertain to the transfer of the capital stock of Wet Products GmbH to Mattson Cayman, which warranties, claims, rights and remedies are limited to those provided under this Agreement.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

        9.1 Notices. All notices and other communications hereunder will be in writing and will be deemed duly delivered if delivered personally (upon receipt), or three (3) business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        (a)   if to Mattson or MII, to:

        Mattson Technology, Inc.
        2800 Bayview Drive
        Fremont, California 94538
        Attention: David Dutton
        Fax: (510) 492-7052
        Tel: (510) 657-5900

        with a copy to:

        Gray Cary Ware & Freidenrich LLP
        400 Hamilton Avenue
        Palo Alto, CA 94301
        Attention: Bradley J. Rock
        Fax: (650) 327-3699
        Tel: (650) 833-2000

        (b)   if to Buyer, to:

        SCP Global Technologies, Inc.
        400 Benjamin Lane
        Boise, ID 83704
        Attention: Mark Peterson
        Fax: (208) 685-3270
        Tel: (208) 685-3267
        with a copy to:

        Thelen Reid & Priest LLP
        225 West Santa Clara Street, Suite 1200
        San Jose, CA  95113
        Attention: Jay L. Margulies
        Fax: (408) 292-5800
        Tel: (408) 287-8040

        9.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.3 Entire Agreement; Nonassignability. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, the Mattson Disclosure Schedule, and the Buyer Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, provided that the Non-Disclosure Agreement will continue in full force and effect, and will survive any termination of this Agreement or the Closing, in accordance with its terms. This Agreement will not be assigned by operation of law or otherwise without the written consent of the other party; provided, however, that Buyer may assign all, but not less than all, of its rights and may delegate all, but not less than all, of its obligations under this Agreement, provided, and only in the event that, the company to which such rights and obligations are assigned concurrently (or previously) (a) succeeds to all of the wet processing business currently operated by Buyer, and (b) receives equity financing in an amount equal to or greater than $35 million.

        9.4 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

        9.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        9.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and investment banking fees, will be paid by the party incurring such expense.

        9.7 United States Dollars; Payment Terms. All references to dollars herein will mean United States dollars. Once any payment due hereunder by one party to the other is fixed and determinable, and provided that no other payment terms are set forth in the specific provisions of this Agreement relating to such payment, then such payment will become due and payable within thirty days following the date of invoice or notice to the party required to make such payment from the party entitled to receive such payment.

        9.8 Governing Law. The transfer of capital stock of Wet Products GmbH to Mattson Cayman pursuant to separate agreement, will be governed by and effected in accordance with German law. In all other respects, this Agreement will be governed by and effected in accordance with Delaware law without regard to the principles of conflicts of laws thereof.

        9.9 Consent to Jurisdiction. Except for claims subject to arbitration as provided in Section 8.3 above, and except with respect to the first sentence of Section 9.8 above, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arising out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and (d) waives any right to a trial by jury with respect to any claim, counterclaim, or action arising out of or in connection with this Agreement or the transactions contemplated hereby. With respect to the first sentence of
Section 9.8 above, and to the extent of matters which, under German law, must mandatorily be adjudicated in German court, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of competent subject matter jurisdiction located in Dusseldorf, Germany, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion to dismiss on the grounds of forum non conveniens.

        9.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.11 Third Party Beneficiaries. This Agreement is not intended to and will not confer upon any person other than the parties hereto and their respective subsidiaries any rights or remedies hereunder.

        9.12 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement;

(v) the phrase "ordinary course of business" refers to the Wet Business of the Mattson Subsidiaries; (vi) the words "include," "includes" or "including" as used in this Agreement mean "including without limitation" and are intended by the parties to be by way of example rather than limitation; (vii) the phrase "made available" will mean that the information referred to has been made available if requested by the party to whom such information is to be made available; (viii) all accounting terms used herein and not expressly defined herein will have the meanings given to them under generally accepted accounting principles; and (ix) the table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

            (The remainder of this page is left intentionally blank)

        IN WITNESS WHEREOF, Mattson, MII, WPI, MTF and Buyer have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

SCP GLOBAL TECHNOLOGIES, INC.


By:
   -----------------------------------------
       Mark Peterson
       President and Chief Executive Officer

MATTSON TECHNOLOGY, INC.


By:
   -----------------------------------------
       David Dutton
       President and Chief Executive Officer

MATTSON INTERNATIONAL, INC.


By:
   -----------------------------------------
       David Dutton
       President

MATTSON WET PRODUCTS, INC.


By:
   -----------------------------------------
       David Dutton
       President

MATTSON TECHNOLOGY FINANCE, INC.


By:
   -----------------------------------------
       Ludger Viefhues
       Treasurer

                                    EXHIBIT A

                                   DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

"Actions" or "Proceedings" mean any action, suit, proceeding, arbitration or Governmental Entity investigation.

"Antitrust Laws" mean the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, collectively.

"Affiliate" means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person, and "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

"Business Day" means a day that is not a Saturday or a Sunday in California, U.S.A. or Germany, on which banks are open for normal banking business in both California, U.S.A. and Germany.

"Buyer Material Adverse Effect" means an effect on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise), of Buyer, which is materially adverse to Buyer.

"Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

"Closing Date" means the date upon which the Closing occurs is referred to in this Agreement.

"Contract" means any written or oral contract, agreement or understanding between two or more parties.

"Effective Time" means the effective time of the Closing, which will be midnight California time on the Closing Date.

"Encumbrances" mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, option, right of first refusal, encumbrance, restriction or other encumbrance of any kind, or any conditional sales contract, title retention contract or other contract to give any of the foregoing.

"Environmental Claim" means any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, or notices of noncompliance or violation by any person or entity (including any Governmental Entity) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, containment measures costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased, or managed by any Mattson Subsidiaries or joint ventures (for purposes of this Section 2.15); (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief resulting from the presence or Release of any Hazardous Materials.

"Environmental Laws" mean all applicable federal, state, local, and foreign laws, rules, regulations, and requirements of common law relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface air, or subsurface strata) or protection of human health as it relates to Hazardous Materials, including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

"FSI Litigations" means the two currently pending patent infringement lawsuits before the United States District Court for the District of Delaware: Civil Action No. 95-549 RRM (JJF) (MPT) and 98-790-RRM (JJF) (MPT) to which Mattson and certain of the Mattson Subsidiaries are party.

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Entity" means any United States federal, state, local, or foreign court, administrative agency or commission, or other governmental entity or instrumentality (including a stock exchange or other self-regulatory body).

"Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; (b) any chemicals, materials, or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; (c) any other chemical, material, substance, or waste, which is regulated under any Environmental Law in a jurisdiction in which Mattson or any of its subsidiaries or joint ventures operate; and (d) any buildings or parts thereof, technical installations or warfare agents buried in the ground.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

"JAMS" means the Judicial Arbitration and Mediation Services.

"Joint venture" of a person means any person that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such person.

"Knowledge" means such party's actual knowledge after reasonable inquiry of officers, directors, and other employees of such party reasonably believed to have knowledge of such matters;

"Laws or Decrees" means all applicable German and U.S. federal, state, provincial and local laws, ordinances, rules, statutes, regulations and all Orders or awards.

"Legal Proceedings" means any actions, suits, arbitrations, regulatory or other proceedings, litigation, or governmental investigations by or before any court, arbitration or Governmental Entity.

"Liabilities" with respect to any Person means all Indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, known or unknown, or whether due or to become due).

"Loss" means liabilities, losses, costs, claims, damages, penalties, and expenses (including attorneys' fees and expenses and costs of investigation and litigation).

Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities.

"Mattson Intellectual Property" means all of the trademarks, trade names, service marks, patents, copyrights (including any registrations of or pending applications for any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, mask works, processes, and all other intangible assets, properties, and rights used by any Mattson Subsidiary in the conduct of its business, other than such items the loss or absence of which (individually or in the aggregate) would not have a Wet Business Material Adverse Effect.

"Mattson Financial Statements" mean the audited consolidated financial statements of Mattson Technology, Inc. as of December 31, 2001 (including all notes thereto), consisting of the balance sheet at such date and the related statements of income for the year then ended.

"Mattson International Employee Plans" mean each material compensation scheme, retirement plan or program, collective agreement with a union or worker's council, employee loan, bonus, and/or incentive system, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, or fringe benefits, that has been adopted or maintained by any of the Mattson Subsidiaries, whether formally or, to Mattson's Knowledge, informally, for the benefit of employees outside the United States.

"Order" means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

"Permits and/or Approvals" means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Entity.

"Permitted Encumbrances" means (a) liens for Taxes not yet due and payable, (b) liens described in Schedule 2.8 of the Mattson Disclosure Schedule, and (c) Encumbrances created or suffered to exist by Buyer.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

"Reasonable Commercial Efforts" mean all efforts that a person acting commercially in a similar situation would expend to accomplish a goal that such person sought to achieve, but will not include spending any material funds or assuming any material liability or obligations or commencing any legal action.

"Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater, subsurface air, or property.

"Severance Costs" means (a) any severance payments paid in accordance with one or more social compensation plans pursuant to Sections112 BetrVG ("Sozialplan") which are agreed by the Wet Products GmbH with one or more of the Works Councils; plus (b) any other costs arising from or in connection with the social compensation plan (e.g. training costs, transportation costs), including without limitation reasonable attorneys fees and the costs and expenses of any reconciliation procedure ("Einigungsstellenverfahren") such as reasonable fees and expenses payable to members of the reconciliation board; plus (c) any additional severance payments paid in accordance with one or more arrangements which are individually agreed by Wet Products GmbH with one or more of the employees to settle labour court proceedings initiated by the relevant employee to challenge the validity of a termination notice given as part of the First RIF or the Second RIF.

"Tax" or, collectively, "Taxes" means any and all federal, state, local, foreign, and other taxes, assessments, and other governmental or quasi-governmental charges, duties, impositions, and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, and property taxes, together with all interest, penalties, and additions imposed with respect to such amounts.

"Tax Return" means any report, return, or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Mattson or any Mattson Subsidiary, as the case may be, or Buyer or any Buyer Subsidiary, as the case may be.

"Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

"Terminating Employees" means the employees of Wet Products GmbH whose employment is terminated between Closing and January 31, 2004.

"Wet Business Adverse Effect" means an adverse effect on the business, operations, assets, liabilities, or condition (financial or otherwise), of all or any of the Transferred Subsidiaries and the Assets that has a value greater than $100,000. Notwithstanding any other provision of this Agreement, actions taken that are expressly contemplated by this Agreement, and the directly intended effects thereof (including Sections 4.2, and 5.3) shall not be deemed to constitute a Wet Business Adverse Effect.

"Wet Business Material Adverse Effect" means an effect on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise), of all or any of the Mattson Subsidiaries and the Assets, which is materially adverse to the Mattson Subsidiaries and the Assets, taken as a whole, except to the extent that any such effect primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entities operate (provided that such changes do not affect such entities in a disproportionate manner), (ii) the announcement or pendency of the Acquisition (including resulting losses, deferrals, delays or cancellations of customer orders). Notwithstanding any other provision of this Agreement, actions taken that are expressly contemplated by this Agreement, and the directly intended effects thereof (including Sections 4.2, and 5.3) shall not be deemed to constitute a Wet Business Material Adverse Effect.

                                    EXHIBIT B

                              MATTSON SUBSIDIARIES

Mattson Wet Products, Inc. (Pennsylvania)    Mattson Technology Cayman, Ltd.
                                             (Cayman)

Mattson Technology Finance, Inc.             Mattson Wet Products GmbH (Germany)
(Pennsylvania)                               (a wholly owned subsidiary of
(a wholly owned subsidiary of Mattson Wet    Mattson Technology Cayman, Ltd.)
Products, Inc.)

Mattson Technology IP, Inc. (Delaware)
(a wholly owned subsidiary of Mattson
Technology Finance,Inc.)